EXHIBIT 10.34

Spectrum Business Center

Full Service Gross Office Lease

This Spectrum Business Center Lease (“Lease”) is entered into as of the date specified in Article 1, Section 1.1(a) by and between Landlord and Tenant and shall be effective and binding upon the parties hereto as of the date of execution hereof. The following Basic Lease Provisions in Article 1 are an integral part of this Lease, are referred to in other Sections hereof, and are set forth in Article 1 for the convenience of the parties. Each reference in this Lease to a Basic Lease Provision shall be construed to incorporate all of the terms provided for under such provisions.

ARTICLE 1

BASIC LEASE PROVISIONS

1.1	(a) Date of this Lease:	July 26, 2006
	(b) Possession Date:	January 1, 2007 Tenant is currently in the space as a Sub Tenant.
	(c) Commencement Date:	January 1, 2007
	(d) Ending Date:	December 31, 2007

1.2	Landlord:	Spectrum Business Center, L.P., a California Limited Partnership]
	(Address for Notices)	6 Venture, Suite 100
Irvine, CA 92618

1.3	Center:	Spectrum Business Center
Irvine, CA 92618

1.4	Tenant:	Nationwide Auction Systems	(Address for Notices)
6 Venture, Suite 295
Irvine, CA 92618

1.5	Tenant’s Trade
	Name (d.b.a):	Nationwide Auction Systems

1.6	Leased Premises:	6 Venture, Suite 295
Irvine, CA 92618
an office space of approximately 3,271 USF and 3,664 RSF

1.7	Tenant’s Use:	General Office

1.8	Term:	Twelve months - One (1) lease year.

1.9	Extensions:	One (1) option to extend for One (1) year at 100% of FMV

1.10	Minimum Annual Rent:	$116.515.20	Months 01 through 12.

1.11	Minimum Monthly Rent:	$9,709.60	Months 01 through 12.

1.12	Percentage Rent Rate:	None

1.13	Base Year:	2007

1.14	Tenant’s Share:	Operating Expenses:	3.75% after initial Base Year period;
		Landlord’s Insurance Costs:	3.75% after initial Base Year period;
		Real Estate Taxes:	3.75% after initial Base Year period;

1.15	Annual
	Promotional Charge:	[N/A]

1.16	Parking:	14 unreserved and in common parking spaces.
0 reserved covered stalls for term of lease.

1.17	Security Deposit:	$9,709.60

1.18	Utilities and Services	☒ Electric	☒ Janitorial
	Provided by Landlord:	☒ Water	☐ Paid Parking
		☒ Trash	☐ Data
		☐	☐

1.19	Building Business Hours:	7 a.m. to 6 p.m. Mondays through Fridays (except Building Holidays)

1.20	Landlord’s Address:	Spectrum Business Center L.P.
	(For Rent Payments)	6 Venture, Suite 100
Irvine, CA 92618
(949) 724-9400

1.21	Tenant’s Alternate:	6 Venture, Suite 295
	Mailing Address:	Irvine, CA 92618

1.22	Attachments to Lease	Exhibit “A” - Site Plan
Exhibit “B” - Rules and Regulations
Exhibit “C” - None
Exhibit “D” - None

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Table of Contents

ARTICLE 1
BASIC LEASE PROVISIONS

ARTICLE 2
PREMISES
2.1	Center	5
2.2	Premises	5

ARTICLE 3
TERM
3.1	Commencement and Ending Day of Term	5
3.2	Extension Option	5
3.3	Holding Over	5
3.4	Surrender of Premises	5

ARTICLE 4
RENT
4.1	Definition of Rent	5
4.2	Minimum Annual Rent	5
4.3	Rent Statements	5
4.4	Lease Year	6
4.5	CPI Rent Increases	6
4.6	Extended Term Rent	6

ARTICLE 5
REAL ESTATE TAXES
5.1	Real Estate Taxes	6
5.2	Tenant’s Tax Obligations	7

ARTICLE 6
INSURANCE		7
6.1	Tenant’s Insurance Requirements	7
6.2	Tenant’s Commercial General Liability Insurance	7
6.3	Tenant’s Property and Extended Coverage Insurance	7
6.4	Tenant’s Business Interruption Insurance	7
6.5	Tenant’s Workers’ Compensation Insurance	7
6.6	Tenant’s Contractors’ Insurance	7
6.7	Landlord’s Insurance	8
6.8	Tenant’s Insurance Obligations	8
6.9	Waiver of Subrogation

ARTICLE 7
SECURITY DEPOSIT
7.1	Security Deposit	8
7.2	Landlord’s Right to Increase Security Deposit	8
7.3	Use of Security Deposit	8
7.4	Refund and Transfers	8

ARTICLE 8
COMMON AREAS
8.1	Common Areas	8
8.2	Use of Common Areas	9
8.3	Maintenance and Control of Common Areas	9
8.4	No Obstruction	9
8.5	Compliance with Landlord’s Rules and Regulations	9
8.6	Landlord’s Use of Common Areas	9
8.7	Parking	9
8.8	Landlord’s Right to Charge for Parking	9
8.9	Employee Parking	9

ARTICLE 9
OPERATING EXPENSES
9.1	Operating Expenses	9
9.2	Tenant’s Operating Expense Obligation	10
9.3	Audit Rights and Records	10
9.4	Base Year	10
9.5	Operational Expenses	10
9.6	Operational Expenses Increase	10

ARTICLE 10		10
SERVICES PROVIDED BY LANDLORD
10.1	Services Provided by Landlord	10
10.2	Services Exclusive to Tenant	10
10.3	Building Business Hours	11
10.4	Excess Usage by Tenant	11
10.5	Discontinuance and Interruption of Utility Services	11
10.6	Building Holidays	11

ARTICLE 11
USE AND POSSESSION OF PREMISES
11.1	Use of Premises	11
11.2	Tenant’s Possession	11
11.3	Care of Premises	11
11.4	Prohibited Uses	11
11.5	Collection Containers	12
11.6	Floor Load	12
11.7	Hazardous Materials	12
11.8	Compliance With Laws	12

ARTICLE 12
MAINTENANCE AND REPAIR OF PREMISES
12.1	Landlord’s Obligations for Maintenance	12
12.2	Tenant’s Obligations for Maintenance	12
12.3	Fire Protection Equipments	12
12.4	Roof of Premises	12

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ARTICLE 13		12
ALTERATIONS TO PREMISES		12
13.1	Alterations by Tenant	12
13.2	Tenant Improvements	13
13.3	Removal by Tenant	14
13.4	Landlord’s Salvage Rights

ARTICLE 14
CONSTRUCTION
14.1	Construction of Premises by Landlord	14
14.2	Changes and Additions	14
14.3	Construction of Premises by Tenant	14
14.4	Settlement of Disputes	14

ARTICLE 15
SIGNS
15.1	Signs	14

ARTICLE 16
ADVERTISING
16.1	Advertising	14
16.2	Solicitation of Business	14

ARTICLE 17
ASSIGNMENT AND SUBLETTING
17.1	Landlord’s Consent Required	15
17.2	Tenant’s Request for Transfer	15
17.3	Landlord’s Rights	15

ARTICLE 18
ESTOPPEL, CERTIFICATE, ATTORNMENT AND SUBORDINATION
18.1	Estoppel Certificate	15
18.2	Subordination	15
18.3	Attornment	16
18.4	Rights of Landlord’s Lender and Landlord’s Purchaser	16
18.5	Waiver	16
18.6	Limitation of Liability	16
18.7	Remedies	16

ARTICLE 19
DESTRUCTION OF PREMISES
19.1	Reconstruction of Damaged Premises	16

ARTICLE 20
EMINENT DOMAIN
20.1	Total Condemnation of Premises	16
20.2	Partial Condemnation	16
20.3	Landlord’s and Tenant’s Damages	16

ARTICLE 21
BANKRUPTCY OR INSOLVENCY
21.1	Tenant’s Interest Not Transferable	17
21.2	Tenant’s Obligation to Avoid Creditor’s Proceedings	17

ARTICLE 22
DEFAULTS AND REMEDIES
22.1	Event of Default	17
22.2	Remedies	17
22.3	Late Charges	18
22.4	Interest on Past Due Obligations	18
22.5	Waiver of Redemption	18
22.6	Landlord’s Default	18
22.7	Legal Expenses	18
22.8	Inducement Recapture	19

ARTICLE 23
ARBITRATION
23.1	Dispute	19
23.2	Selection of Judge	19
23.3	Substitute Arbitrator	19
23.4	Failure to Appoint Arbitrator	19

ARTICLE 24
ACCESS BY LANDLORD		19
24.1	Right of Entry

ARTICLE 25
TENANT’S PROPERTY
25.1	Taxes on Tenant’s Property	19
25.2	Loss and Damage	19
25.3	Notice by Tenant	19

ARTICLE 26
INDEMNITY, LIMITATION ON CLAIMS
26.1	Covenant to Hold Harmless	19
26.2	Limitation on Claims	20
26.3	Patrol and Surveillance	20
26.4	Alarms	20
26.5	Pest Control Services	20

ARTICLE 27
LANDLORD’S RESERVED RIGHTS
27.1	Reserved Rights	20
27.2	Easements	20
27.3	Water and Mineral Rights	20
27.4	Relocation on Premises, Expansion of Center	20

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ARTICLE 28
TENANT’S RECORDS AND BOOKS OF ACCOUNT
28.1	Tenant’s Records	21
28.2	Reports by Tenant	21
28.3	Right to Examine Tenants’s Books	21
28.4	Audit	21

ARTICLE 29
INTERPRETATION AND APPLICATION
29.1	Execution of Lease	21
29.2	Entire Agreement	21
29.3	Reliance	21
29.4	Amendment	21
29.5	No Partnership	21
29.6	No Merger	21
29.7	Severability	21
29.8	Certain Rules of Construction	21
29.9	Captions and Section Numbers	22
29.10	Laws of the State of California	22
29.11	Exhibits, Schedules, Riders, Addenda	22

ARTICLE 30
MISCELLANEOUS
30.1	Time	22
30.2	Deliveries	22
30.3	Quiet Enjoyment	22
30.4	Movie Rights Reserved	22
30.5	Trade Names and Trademarks	22
30.6	Successors	22
30.7	Waiver	22
30.8	Delays	22
30.9	Notices	22
30.10	Broker’s Commission	22
30.11	Recording	22
30.12	Traffic Impact	22
30.13	Furnishing of Financial Statements	23
30.14	Transfer of Landlord’s Interest	23
30.15	Accord and Satisfaction	23
30.16	Consents	23
30.17	Floor Area	23

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ARTICLE 2

PREMISES

2.1	Center. The Center consists of the land (“Land”) and those buildings and improvements described in the site plan (“Site Plan”) attached as Exhibit A and constructed on the Land, which is commonly referred to in Section 1.3 hereof (“Center”). The Site Plan sets forth the general layout of the Center, but is for informational purposes only and does not constitute a warranty, representation or agreement on the part of Landlord that the layout or tenant mix is or will remain as indicated on the Site Plan. Landlord reserves the right, from time to time, without incurring any liability to Tenant and without altering in any way Tenant’s obligations under this Lease to: (a) change the post office address of the Premises of the Center; (ii) change the tenant mix of the Center; (iii) to increase, reduce, or change the size, height, or layout of the Center or any part thereof, including without limitation the right to construct any improvements to or on any portion of the Center which may or may not be shown on the Site Plan; (iv) construct new buildings and/or structures in the Common Area (as hereinafter defined); (v) remove and/or replace any existing building, tenant or structure, and (vi) to change the parking plan, tenant mix and/or parking ratios in the Center from time to time. Landlord may exercise any of the foregoing rights without prior notice to Tenant.

2.2	Premises. Landlord, in consideration of the Rent (hereinafter defined) to be paid and pursuant to all of the terms, covenants and conditions contained herein to be performed by Tenant, does hereby demise and lease unto Tenant, and Tenant hereby rents from Landlord, those certain premises in the Center described in Section 1.6 hereof for the Term (hereinafter defined) (“Premises”). The exterior walls, roof, and the area beneath the Premises are not demised hereunder. Landlord reserves the right to use the exterior walls (other than the storefront), floor, and roof in, above and below the Premises, and retains the right to install, maintain, use, repair, and replace structural elements and utility equipment, including, but not limited to, pipes, ducts, conduits, wires, and appurtenant fixtures in, under, over, and through the Premises. The amount of rentable square footage of the Premises (“RSF”) shall be determined in accordance with the standard method of measuring floor area (“Floor Area”) established by Landlord for the Center as defined in Section 30.17 hereto. Tenant has verified the RSF of the Premises prior to executing this Lease and irrevocably agrees that RSF specified in Section 1.6 hereof is correct.

ARTICLE 3

TERM

3.1	Commencement and Ending Day of Term. The term of this Lease shall commence upon the “Commencement Date” set forth in Section 1.1(c) hereof (hereinafter referred to as the “Commencement Date”), and shall end on the “Ending Date” set forth in Section 1.1(d) hereof, unless sooner terminated as hereinafter provided (“Term”).

3.2	Extension Option. At the expiration of the original Term, described in Section 3.1 hereof, and provided Tenant is not then in default hereunder, Tenant may by written notice to Landlord given at least six (6) months prior to the expiration of the Term of this Lease elect to extend the Term of this Lease for the additional term set forth in Section 1.9 hereof (“Extended Term”), commencing immediately following the original Term. The extended term shall be upon all of the terms and conditions of this Lease, except that the Minimum Monthly Rent for the first and subsequent years of the Extended Term shall be determined as set forth in Section 4.6 hereof. The option right of Tenant under this Section is granted for Tenant’s personal benefit and may not be assigned or transferred by Tenant, whether voluntarily, involuntarily, or by operation of law. If Tenant fails to exercise such option in a timely manner (time being of the essence), Tenant’s option to extend shall be null, void, and of no force effect whatsoever.

3.3	Holding Over. In the absence of a written agreement to the contrary, any holding over after the end of the Term, with the consent of Landlord, shall be construed to be a tenancy from month-to-month, shall not be considered a renewal of this Lease or an extension of the Term and shall be terminable upon thirty (30) days written notice given by either Landlord or Tenant. The Minimum Monthly Rent for any such month-to-month tenancy shall be in an amount equal to the greater of: (a) One Hundred Twenty-Five percent (125%) of the Minimum Monthly Rent for the last month of the Term or last month of any Extended Term; or (b) the fair market rent for the Premises as of the commencement of any such holding over, plus all other charges payable hereunder, including but not limited to the Additional Rent required to be paid under this Lease. All other terms of this Lease shall apply to any such month-to-month tenancy, including additional increases in Minimum Monthly Rent. In addition to paying Landlord the increased Minimum Monthly Rent, Tenant shall defend, indemnity, protect and hold Landlord harmless from and against all claims, liability, damages, costs and expenses, including reasonable attorney’s fees and costs, incurred by Landlord arising directly or indirectly from Tenant holding over in the Premises, including any holdover rent, loss, cost or damages, including lost profits and loss of good will claimed or incurred by any prospective tenant of the Premises, and Landlord’s damages, cost or loss as a result of such prospective tenant rescinding a lease or refusing to enter into lease of the Premises as a direct or indirect result of Tenant holding over.

3.4	Surrender of Premises. Tenant shall surrender the Premises by the Expiration Date, or any earlier termination date as hereinafter provided, with all of the improvements, parts and surface thereof clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted in compliance with all requirements of this Lease, including without limitation, the provision of Section 11.7 relating to Hazardous Materials and Hazardous Materials Laws. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 24 months or less, then Tenant shall surrender the Premises in the same condition as delivered to Tenant on the Commencement Date with NO allowance for ordinary wear and tear. Trade Fixtures shall remain the property of Tenant and shall be removed by Tenant. The failure by Tenant to timely vacate the Premises pursuant to this Section 3.4 without the express written consent of Landlord shall constitute a holdover under the provisions of Section 3.3.

ARTICLE 4

RENT

4.1	Definition of Rent. Tenant shall pay any and all sums of money or charges required to be paid by Tenant under this Lease promptly when the same are due, without any deductions or setoff whatsoever. The Minimum Monthly Rent, Additional Rent, Percentage Rent, Tenant’s Share of Operational Expenses (as each of the foregoing terms are defines below), utility services paid by Tenant to Landlord, and all other monetary obligations of Tenant due Landlord under the terms of this Lease shall be collectively referred to collectively as “Rent”. Tenant’s failure to pay any such amounts or charges constituting Rent when due shall carry with it the same consequences as Tenant’s failure to pay Minimum Monthly Rent. All such amounts or charges constituting Rent shall be payable to Landlord upon demand at the office of Landlord, or such other place as Landlord may designate from time to time.

4.2	Minimum Annual Rent. The minimum annual rent during the Term of this Lease shall be the amount set forth in Section 1.10 hereof (“Minimum Annual Rent”), which shall be payable by Tenant in equal consecutive monthly installments in the amount set forth in Section 1.11 hereof (“Minimum Monthly Rent”), on or before the first (1st) day of each month, in advance, at the location as specified in Section 1.20 hereof, or such other place as Landlord may designate from time to time, without prior demand therefor and without any deductions or setoff whatsoever. Should the term of this Lease commence on a day other than the first (1st) day of a calendar month, then the Rent for such month shall be prorated upon a daily basis based upon thirty (30) day calendar month.

4.3	Rent Statements. Any monthly rent statements or invoice sent by Landlord or Landlord’s agent indicating any amounts owed by Tenant (“Statement”) is for informational purposes only and Landlord does not represent or warrant that the indicated amounts are accurate or complete. Landlord reserves the right to correct and/or supplement any Statement. The failure of Tenant to receive a Statement or the failure of Landlord or its agent to reflect a charge on a Statement does not release Tenant from the obligation to timely pay Rent or other charges when due. Landlord may from time to time elect to engage a service for the preparation and mailing of such Statements. Tenant agrees to pay to Landlord Tenant’s Share (as defined below) of all costs relating to the preparation of such Statements in accordance with Article 9 hereof.

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4.4	Lease Year. The term “lease year” as used herein shall be defined to mean a period of twelve (12) consecutive calendar months. The first (1st) lease year shall begin on the Commencement Date if the Commencement Date shall occur on the first day of a calendar month; if not, then the first (1st) lease year shall commence on the first (1st) day of the month immediately following the Commencement Date and the period between the Commencement Date and the last day of such month shall be added to the first lease year. Each succeeding lease year shall commence on the anniversary date of the first (1st) lease year.

4.5	CPI Rent Increases.

4.6	Extended Term Rent. Provided Tenant has given proper written notice as required pursuant to Section 3.2 hereof, as of the commencement of the Extended Term, the Minimum Annual Rent for the first lease year of the Extended Term shall be subject to negotiation between Landlord and Tenant. Landlord and Tenant shall negotiate in good faith and shall use their best efforts to agree on the fair market rent for the Premises for the first lease year of the Extended Term within sixty (60) days following Tenant’s notification to Landlord of its option to extend. The Minimum Annual Rent for the first lease year of the Extended Term shall be the fair market rent for similar premises within a one mile radius of the Premises, provided that in on event shall the Minimum Annual Rent paid during the Extended Term be less than the Minimum Annual Rent paid during the prior lease year. The agreed upon fair market rent shall be increased by the amount of any brokerage fee’s and/or tenant improvement allowances, if any, that Landlord agrees in writing to pay (“Extension Rent”) and will be subject to annual increases thereafter as hereinafter defined.

If the parties fail to agree upon the amount of the Extension Rent for the Extended Term prior to commencement thereof, the Minimum Annual Rent for the first lease year of the Extended Term shall be determined by appraisal in the manner hereafter set forth; provided, however, that in no event shall the Minimum Annual Rent for the first lease year of the Extended Term be less than the Minimum Annual Rent payable hereunder for the last full year of the Lease Term immediately preceding commencement of the Extended Term plus any brokerage fee’s and/or tenant improvement allowances, if any, that Landlord agrees in writing to pay.

If Landlord and Tenant cannot agree on the fair market rent within said sixty (60) day period, as specified above, Landlord and Tenant each shall appoint an experienced real estate appraiser within ten (10) days of the expiration of the initial sixty (60) day negotiation period specified above who shall be a member of the American Institute of Real Estate Appraisers (“AIREA”), and such appraisers shall each determine the fair market rent for the Premises for the first lease year of the Extended Term, taking into account the value of the Premises and prevailing comparable rents within a one mile radius of the Premises. Such appraisers shall, within twenty (20) business days after their appointment, complete their appraisals and submit their appraisals reports to Landlord and Tenant. If the fair market rent of the Premises established in the lower of the two (2) appraisals is within five percent (5%) or less of the higher of the two (2) appraisals, then the fair market rent for the Premises will be an average of the two appraisals. If the two (2) appraisals vary by more than five percent (5%), then the appraisers, within ten (10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the AIREA. Such third appraiser shall, within twenty (20) business days after his appointment, determine by appraisal the fair market rent of the Premises, taking into account the same factors referred to above, and submit his appraisal report to Landlord and Tenant.

The fair market rent for the Premises determined by the third appraiser shall be controlling so long as it falls between the two appraisals previously obtained. If the fair market rent is less than that set forth in the lower of the two appraisals previously obtained, then the fair market rent set forth in such previously obtained lower appraisal shall be controlling. If the fair market rent is greater than that set forth in the higher appraisal previously obtained, then the rent set forth in such previously obtained higher appraisal shall be controlling. If either Landlord or Tenant fails to timely appoint an appraiser, or if an appraiser appointed by either of them fails, after his appointment, to submit his appraisal within the required periods in accordance with the foregoing, the appraisal submitted by the appraiser properly appointed and timely submitting his appraisal shall be controlling.

If the two appraisers appointed by Landlord and Tenant are unable to agree upon a third appraiser within the required period in accordance with the foregoing, application shall be made within (20) days thereafter by either Landlord or Tenant to the AIREA which shall appoint a member of said institute willing to serve as appraiser. The cost of all appraisals under this Section shall be borne equally by Landlord and Tenant.

The Extension Rent established in accordance with the foregoing procedure for the first lease year of the Extended Term will become the new Minimum Annual Rent for the purpose of calculating any further rent adjustments. On each anniversary of the Commencement Date commencing at the inception of the second year of the Extended Term, the Minimum Annual Rent will be subject to annual rent increases as provided in Section 1.9 hereof.

ARTICLE 5

REAL ESTATE TAXES

5.1	Real Estate Taxes. “Real Estate Taxes” are defined as all real estate taxes, existing and future assessments, general and special taxes, which may be levied or assessed by any lawful authority during or for each calendar year of the term of this Lease against the land, buildings, and improvements comprising the Center, including without limitation, all (a) ad valorem real property taxes and assessments (including installments of special assessments required to be paid during the calendar year) including any increase in taxes resulting from a reappraisal of the Center from time to time by virtue of a change in the ownership or otherwise by operation of law; (b) other taxes and other charges imposed by the State or any subdivision thereof which: (1) are in replacement of or in addition to all or any part of ad valorem taxes as sources of revenue, and (2) are based in whole or in part upon the land and building of which the Premises are a part or any interest therein or the ownership thereof, or the rents, profits or other income therefrom, including, without limitation, income, single business, franchise, excise, license, privilege, sales, use, and occupancy taxes; (c) taxes or surcharges of any kind or nature upon, against or with respect to the parking areas or the number of parking spaces in the Center; (d) taxes and/or assessments or any kind or nature, including, without limitation, any gross receipts taxed upon, against or with respect to the rents and other charges payable by tenants in the Center to Landlord derived from the Center or with respect to Landlord’s, or the individuals’ or entities’ which from Landlord herein, ownership of the land or buildings comprising the Center, (e) any assessment, tax, fee, levy or charge imposed by government agencies for services such as fire protection, sidewalks, lighting, landscaping, vector control, schools, parks, roads, and road maintenance, refuse removal and other public services and facilities that are collected with real estate taxes by the county tax collector; and (f) any expenses, taxes, charges, or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, The Federal Clean Air Act, or any regulations promulgated under these entities, or any other local, state, or federal governmental agency or entity now or later vested with the power to impose taxes, assessments, or other types of surcharges as a means of controlling or abating environmental pollution by the use of energy in regard to the use, operation, or occupancy of the Center.

Any costs, expenses and attorneys’ fees (including the costs of tax consultants) incurred by Landlord in connection with the negotiation for reduction in the assessed valuation of land, buildings and improvements comprising the Center and any protest or contest of real estate taxes and/or assessments shall be included within the term “Real Estate Taxes.”

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5.2	Tenant’s Tax Obligations. Tenant agrees to pay to Landlord its proportionate share of all Real Estate Taxes for each calendar year during the Term in accordance with Section 9.6 hereof and in the manner as set forth below. Tenant’s proportionate share shall be equal to the product obtained by multiplying all Real Estate Taxes by a fraction, the numerator of which shall be the number of RSF (as defined in Section 30.17 below) in the Premises, and the denominator of which shall be the total number of RSF of the gross leased and occupied Floor Area (as defined in Section 30.17 below) in the Center, which may change from time to time (“Tenant’s Share”). Initially, Tenant’s Share shall be the percentage specified in Section 1.14 hereof. At Landlord’s option, the Real Estate Taxes relating to any buildings in the Center (and any land appurtenant thereto) that are separately assessed may be excluded from “Real Estate Taxes” hereunder and in such event, the gross leased and occupied RSF Floor Area of such separately assessed building(s) shall not be included in the denominator of such fraction. For purposes of this Section 5.2, the gross leased and occupied RSF Floor Area in effect for the whole of any calendar year or partial calendar year during the Term of the Lease shall be the average of the occupied Floor Area in effect on the first (1st) day of each calendar month in such calendar year or partial calendar year during the Term of the Lease.

Tenant’s Share of Real Estate Taxes levied or assessed for or during the Term, as determined by Landlord, shall be paid in monthly installments on or before the first (1st) day of each calendar month, in advance, in an amount estimated by Landlord. If Landlord is required under any mortgage covering the Center to escrow Real Estate Taxes, Landlord may, but shall not be obligated to, use the amount required to be so escrowed as a basis for its estimate of the monthly installments due from Tenant hereunder. Upon receipt of all tax bills and assessment bills or in the event filing or returns is required, prior to the due date for filing such returns, attributable to any calendar year during the Term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s Share of Real Estate Taxes for such year. If no tax bill is available, Landlord will compute the amount of such tax. If the total amount paid by Tenant under this Section 5.2 for any calendar year during the Term of this Lease shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due within ten (10) days after demand therefor by Landlord. If the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installment of Real Estate Taxes due from Tenant to Landlord hereunder. All amounts due hereunder shall be payable to Landlord hereunder at the place where the Minimum Annual Rent is payable. For the calendar years in which this Lease commences and terminates, the Tenant’s liability under this Section 5.2 shall be subject to a pro rata adjustment based on the number of days of said calendar years during which the Term of this Lease is in effect. A copy of tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of Real Estate Taxes assessed or levied against the Center or portion thereof to which such bill or return relates. Prior to or at the Commencement Date and from time to time thereafter throughout the Term hereof, Landlord shall notify Tenant in writing of Landlord’s estimate of Tenant’s monthly installments due hereunder. Landlord’s and Tenant’s obligation under this Section 5.2 shall survive the expiration of the Term of this Lease.

ARTICLE 6

INSURANCE

6.1	Tenant’s Insurance Requirements. Tenant shall, at its sole expense, maintain in effect from and after the Commencement Date and continuously thereafter until the Ending Date, the policies of insurance required under this Article 6. All policies that Tenant is required to maintain under this Article shall be issued by companies licensed to do business in California with a general policyholder’s rating of not less than “A+” and a financing rating of not less than Class “X”, as rated by the most current available “Bests” Insurance Reports and shall be in a form (without any additions or deletions unless approved in writing by Landlord) and underwritten by companies acceptable to Landlord with an express waiver of subrogation against Landlord and its managing agent. On or before the Commencement Date, Tenant shall furnish Landlord with evidence acceptable to Landlord that (I) the policies (or a binder thereof) required pursuant to this Article are in effect and (ii) Landlord shall be notified by the carrier in writing thirty (30) days prior to cancellation, material change, or nonrenewal of such insurance. The policies that Tenant is required to obtain pursuant to this Article shall name Landlord and, upon Landlord’s request, and Landlord’s Lender and/or Landlord’s managing agent Company as additional insureds on Form CG 2026 or such other equivalent form as may be approved by Landlord and shall be primary policies, and shall not be contributing with and shall be in excess of coverage which Landlord may have and shall be unaffected by any self-insurance Landlord may have regardless of whether any other insurance names Landlord as an insured or whether such insurance stands primary or secondary. If Tenant carries any of the insurance coverages required hereunder in the form of a blanket policy, any certificate required hereunder shall make specific reference to the Premises. Upon the reasonable request of Landlord from time to time, Tenant shall increase the limits of the policies that Tenant is required to obtain under this Article and shall purchase and keep in force policies of such other types of insurance as required by law. The limits of the insurance coverage required by Landlord or the unavailability of certain types of coverage shall not limit or release Tenant from any of its obligations under this Lease and the existence of such insurance in no way changes, limits or restricts Tenant’s obligations to Landlord.

6.2	Tenant’s Commercial General Liability Insurance. Tenant shall obtain and keep in force a policy or policies of commercial general liability insurance covering the Premises and Tenant’s business (or that of any subtenant, licensee, or concessionaire, if permitted under Article 17, including contractual liability, personal injury and property liability coverage in amounts not less than a combined limit of $2,000,000.00 per occurrence for bodily injury, personal injury, death and property damage liability with an express waiver of subrogation against Landlord and its managing agent.

6.3	Tenant’s Property and Extended Coverage Insurance. Tenant shall keep in force an “all risks” type of Tenant’s property insurance policy with endorsements covering one hundred percent (100%) of the replacement cost of all Tenant’s Property, with an inflation rider or endorsement attached thereto, protecting from fire, vandalism, windstorm, explosion, smoke damage, sprinkler damage, malicious mischief, plate glass insurance, and such other perils as are from time to time during the entire Term hereof with an express waiver of subrogation against Landlord and its managing agent.

Tenant shall not carry any stock of goods or do anything in or about the Premises which will in any way tend to increase the insurance rates on the Premises and/or the building of which they are a part. If Tenant installs any electrical equipment that overloads the lines in the premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction.

6.4	Tenant’s Business Interruption Insurance. Tenant shall keep in full force during the entire Term hereof, a policy for twelve (12) months business income (business interruption) insurance that names Landlord as the primary beneficiary in an amount not less than the combined current Minimum Annual Rent, defined in Section 1.10 hereof and Tenant’s Share of Operational Expenses, set forth in Section 1.14 hereof.

6.5	Tenant’s Workers’ Compensation Insurance. From and after the Commencement Date until the end of the Term or any, Extended Term, Tenant shall, at its sole cost and expense, obtain and maintain in full force and effect workers’ compensation and employer’s liability insurance covering all employees of Tenant engaged on or with respect to the Premises, affording applicable statutory limits for workers’ compensation coverage and at least $2,000,000.00 in limits for employer’s liability coverage with an express waiver of subrogation against Landlord and its managing agent.

6.6

Tenant’s Contractors’ Insurance. Tenant shall require any contractor of Tenant performing work on the Premises to take out and keep in force, at no expense to Landlord, (a) comprehensive general liability insurance, including contractors’ liability coverage, contractual liability coverage, completed operations coverage, broad from property damage endorsement and contractor’s protective liability coverage, to afford protection to the limit, for each occurrence, of not less than Three Million Dollars ($3,000,000.00) with respect to personal injury of death and One Million Dollars ($1,000,000.00) with respect to property damage; and (b) workers’ compensation or similar insurance in form and amounts required by law. Tenant’s

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Contractor shall provide Landlord with a Certificate of Insurance naming Landlord and, upon Landlord’s request, any Landlord’s Lender or Landlord’s managing agent as additional insureds on Form CG 2026 or such other equivalent form as may be approved by Landlord, prior to the commencement of any work on the Premises.

6.7	Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall, subject to reimbursement from Tenant as hereinafter set forth, maintain in full force and effect, such types and amounts of insurance coverage, including any special extended coverage endorsements, earthquake and/or flood insurance, excess liability or umbrella insurance as Landlord deems necessary and appropriate as determined solely by Landlord in Landlord’s sole and absolute discretion (“Landlord’s Insurance”). Tenant shall, as Additional Rent, reimburse Landlord in full for “Tenant’s Share of the total cost of Landlord’s Insurance (“Landlord’s Insurance Costs”), as calculated by Landlord, according to Section 6.8 below.

6.8

Tenant’s Insurance Obligations. Tenant agrees to pay Landlord Tenant’s Share of all Landlord’s Insurance Costs for each calendar year during the Term or any Extended Term. Tenant’s Share of Landlord’s Insurance Costs assessed for or during the Term hereof, as determined by Landlord, shall be paid in monthly installments on or before the first (1st) day of each calendar month, in advance, in an amount estimated by Landlord. If Landlord is required under any mortgage covering the Center to escrow Insurance Costs, Landlord may, but shall not be obligated to, use the amount required to be so escrowed as a basis for its estimate of the monthly installments due from Tenant hereunder. Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s Share of Landlord’s Insurance Costs for such year. If the total amount paid by Tenant under this Section 6.8 for any calendar year during the Term of this Lease shall be less than the actual amount due from Tenant for such year, as shown on such statement, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due within ten (10) days after demand therefor by Landlord. If the total amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next installment of Landlord’s Insurance Costs due from Tenant to Landlord hereunder. All amounts due hereunder shall be payable to Landlord hereunder at the place where the Minimum Annual Rent is payable. For the calendar years in which this Lease commences and terminates, the provisions of this Section 6.8 shall apply, and Tenant’s liability for such years shall be subject to a pro rata adjustment based on the number of days of said calendar years during which the Term of this Lease is in effect. A copy of Landlord’s Certificate of Insurance issued by Landlord’s insurance carrier submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of Landlord’s Insurance Costs assessed against the Center. Prior to or at the Commencement Date and from time to time thereafter throughout the Term hereof, Landlord shall notify Tenant in writing of Landlord’s estimate of Tenant’s monthly installments due hereunder. Landlord’s and Tenant’s obligation under this Section 6.8 shall survive the expiration of the Term of this Lease.

6.9	Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss, injury or damage occasioned to Landlord or Tenant, their respective property or employees, the Premises or its contents, or to other portions of the Center, arising from any risk to the extent covered by insurance. The parties each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that it may have against Landlord, Landlord’s managing agent or Tenant, as the case may be.

ARTICLE 7

SECURITY DEPOSIT

7.1	Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the Security Deposit (“Security Deposit”) specified in Section 1.17. Landlord shall hold the Security Deposit as security for Tenant’s faithful performance of all the terms, covenants, and conditions of this Lease. Landlord shall not be required to keep the Security Deposit separate from Landlord’s general funds. Landlord shall not be deemed a trustee of the Security Deposit. Landlord shall have the right to commingle the Security Deposit with Landlord’s general funds and to retain any and all interest and earnings on the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit. Subject to Landlord’s right hereunder to apply the Security Deposit in accordance with this Section, the parties acknowledge that the Security Deposit does not cover any Rent or Operational Expenses hereunder. The Security Deposit shall not be mortgaged, assigned, transferred, or encumbered by Tenant without prior written consent of Landlord in any of these acts on the part of Tenant shall be void and without effect and shall not be binding upon Landlord.

7.2	Landlord’s Right to Increase Security Deposit. If the Minimum Annual Rent, and/or other charges due hereunder increased during the Term of this Lease, Landlord may, by written notice to Tenant, increase the Security Deposit held by Landlord upward to an amount equal to such increase. If Tenant fails to pay Landlord any monetary obligation when due on two (2) occasions during any twelve (12) month period, Landlord may, by written notice to Tenant, increase the Security Deposit held by Landlord to such amount as determined by Landlord, but not more that four (4) times Tenant’s monthly monetary obligations due hereunder. Tenant shall deposit any such additional Security Deposit with Landlord within five (5) days after such notice and Tenant’s failure to make the additional deposit shall be a default under this Lease.

7.3	Use of Security Deposit. If Tenant breaches or fails to perform any of Tenant’s obligations under this Lease, Landlord shall have the right, but not the obligation, to use or retain all or any part of the Security Deposit to cure the breach or failure of performance, and to compensate Landlord for any damages sustained by Landlord, including but not limited to payment of: (a) delinquent Rent; (b) interest on delinquent Rent; (c) late charges on delinquent Rent; (d) the cost of performing any of Tenant’s obligations under this Lease; (e) the cost of repairing damages to the Premises or Center; (f) the cost of cleaning, maintaining, repairing, restoring or reletting the Premises; (g) attorney’s and accountants’ fees and disbursements and court costs; (h) brokerage commissions and finders’ fees; and, (i) interest on any and all of the above at the maximum lawful rate (“Remedy Rate”) from the date due until paid; provided, however, that retention of all or any part of the Security Deposit shall not affect Tenant’s obligations under this Lease or Landlord’s other rights and remedies provided at law, in equity, or under this Lease; and provided, further, that in the event that Landlord’s elects to apply the Security Deposit or any portion thereof as herein provided, such application and the amounts applied to particular items of cure and/or compensation shall be determined by Landlord in Landlord’s sole and absolute discretion. If any portion of the Security Deposit is used as provided for in this Section, then within five (5) days after written demand by Landlord, Tenant shall deposit with Landlord sufficient cash to restore the Security Deposit to its original amount. Tenant’s failure to timely restore the Security Deposit shall be a default under this Lease.

7.4	Refund and Transfer. Upon expiration or earlier termination of this Lease and upon satisfaction of all of Tenant’s obligations hereunder as verified by Landlord’s inspection of the Premises, Landlord shall return the Security Deposit or any balance thereof to Tenant within thirty (30) days of Landlord’s inspection of the Premises. Landlord may transfer the Security Deposit, or that portion remaining after any deduction, to Landlord’s successor-in-interest and shall upon such transfer be discharged from any further obligation or liability with respect to the Security Deposit. If Landlord transfers the Premises during the Term, Landlord may pay the Security Deposit to Landlord’s successor in interest in accordance with Civil Code §1950.7 or any successor statute, in which event the transferring Landlord shall be released from all liability for the return of the Security Deposit.

ARTICLE 8

COMMON AREAS

8.1	Common Areas. The term “Common Area” refers to and shall include all improved and unimproved areas within the boundaries of the Center which are now or hereafter made available for general use, convenience and benefit of Landlord and/or other persons entitled to occupy Floor Area in the Center, including, without limitation, parking areas, ingress and egress roadways in/to/out of the Center, including any parking areas, roadways and landscaped areas located on property adjacent and contiguous to the Center, public transportation facilities, loading and unloading areas, trash areas, service areas, roadways, sidewalks, walkways, hallways, stairways, parkways, driveways, curbs and landscaped areas, lighting, public restrooms, storerooms, building exteriors, roofs, floors, ceilings, skylights, windows, and shall include their surfaces, coverings, decorative items, carpets and flooring, drapes and window coverings and such and landscaped areas as are contiguous with and benefit the Center.

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8.2	Use of Common Areas. The use and occupancy by Tenant of the Premises shall include the use, in common with all others to whom Landlord has granted or may hereafter grant rights to use the same, of the Common Areas located within the Center, and of such other facilities as may be designated from time to time, subject, however, to Rules and Regulations for the use thereof as prescribed from time in time by Landlord. Landlord may include parking areas, roadways and landscaped areas located on property adjacent and contiguous to the Center in the Common Areas.

8.3	Maintenance and Control of Common Areas. Landlord agrees to cause all Common Areas to be operated, managed and maintained during the Term of this Lease. The manner in which such areas and facilities shall be maintained and operated and the expenditures therefor shall be at the sole and absolute discretion of Landlord and the use of such areas and facilities shall be subject to such reasonable regulations as Landlord shall make from time to time. Landlord shall have the right from time to time to: (a) make reasonable additions to or changes in, and deletions from the Common Area; (b) enter into, modify, and terminate easements, licenses, and other agreements pertaining to the use and maintenance of the Common Area; (c) at any time to temporarily close any Common Area to make repairs or changes; (d) to prevent the acquisition of public rights in such areas; (e) to discourage non-customer parking; (f) charge Tenant, its employees, agents, customers, or invitees for parking in the Common Area; or (g) perform any other acts in and to the Common Area that Landlord reasonably deems appropriate, in its judgment, that may be desirable to improve the convenience thereof.

8.4	No Obstruction. Tenant shall not obstruct any portion of the Common Area by placing or allowing any item on it, including without limitation, signs, banners, displays, newspaper racks, bicycle stands, merchandise, grocery carts, vending machine, rides, video or gaming or amusement machines, refuse or other materials, except as expressly permitted by this Lease, the Rules and Regulations or by Landlord in advance writing.

8.5	Compliance with Landlord’s Rules and Regulations. Landlord has established rules and regulations, (“Rules and Regulations”) for the use, management, safety, care and cleanliness of the Center and for the convenience of all occupants and tenants of the Center, which are set forth on Exhibit “B”. Tenant and Tenant’s invitees, employees, agents, contractors, licensees, suppliers, subtenants, if any, and customers, shall comply with the Rules and Regulations and any violation thereof by Tenant or Tenant’s invitees, employees, agents, contractors, licensees, suppliers, subtenants, if any, and/or customers shall be a default under this Lease by Tenant. Landlord reserves the right without prior notice to Tenant to amend the Rules and Regulations at any time and from time to time.

8.6	Landlord’s Use of Common Areas. Landlord reserves the right, from time to time, to utilized portions of the Common Area for carnival type shows, rides and entertainment, outdoors shows, displays, automobile and other product shows, the leasing of kiosks, or such other uses which in Landlord’s judgment tend to attract the public. Further, Landlord reserves the right to utilize the lighting standards and other areas in the parking lot for advertising purposes.

8.7	Parking. Tenant shall be entitled to the non-exclusive use in common with Landlord and Landlord’s tenants and their respective invitees the number of parking spaces at the initial monthly fee specified in Section 1.16 hereof on those portions of the Common Areas designated from time to time by Landlord for parking. Tenant shall not use more parking spaces than said number set forth herein above and shall not use such parking for: (a) vehicles larger than full-size passenger automobiles; (b) small pick-up trucks with no more than four (4) wheels; (c) for oversized or over height vehicles; or (d) for storage or overnight parking of vehicles (collectively “Prohibited Parking Activities”). If Tenant commits, permits or allows any of the Prohibited Parking Activities described above or violates any provision in this Lease regarding parking or the Rules and Regulations then in effect, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle(s) involved and charge the cost thereof to Tenant, which cost shall be immediately payable upon demand by Landlord as Additional Rent.

8.8

8.9	Employee Parking. The automobiles and other motor vehicles of Tenant, its employees, agents, contractors and subcontractors shall be parked only in areas designated by Landlord for “employee parking”, and Landlord shall have the right to remove the vehicles of Tenant or any of its employees, agents, contractors or subcontractors found in an area not designated for employee parking, without liability of any kind for such act on the part of Landlord, its employees or agents. Upon request of Landlord, Tenant shall supply Landlord with a list of license numbers for vehicles use by its employees, agents, contractors and subcontractors.

ARTICLE 9

OPERATING EXPENSES

9.1	Operating Expenses. The term “Operating Expenses” refers to and shall be all costs and expenses of every kind and nature, whether or not the item may be specifically mentioned or not herein, paid or incurred by Landlord in operating, advertising, equipping, policing and protecting, cleaning, lighting, insuring, repairing, replacing and maintaining the Center, including without limitation, the Common Areas and all other areas, facilities and buildings in the Center or adjacent to the Center, including the cost of insuring all property provided by Landlord which may at any time comprise the Center and all taxes thereupon. Landlord may, in Landlord’s sole and absolute discretion from time to time, include equitable allocations of any of the Operating Expenses hereinafter set forth to all buildings in the Center or any one specific building or to any other building in or adjacent to the Center.

Operating Expenses may include but not be limited to, all such costs and expenses of: a) illumination and maintenance and installation of signs and/or tenant directories; b) the cost of water, sewer, gas, propane, electricity, and other publicly mandated services not separately metered; c) repair, maintenance and/or replacement of all on or off-site water lines, electrical lines, gas lines, sanitary sewer lines, telephone lines, cable or data lines, storm water lines, or other utilities serving the Center; d) maintenance, repair and replacement of light fixtures and lighting standards (including replacement of tubes, ballasts and lamps); e) Common Area snow and ice removal, sweeping, blowing, power or pressure washing, window washing, awning cleaning (and replacement thereof); f) repair, maintenance, and replacement of public toilets, public seating, bicycle racks, trash and cigarette receptacles, pedestrian control devices, or any item generally located in a public plaza, walkway, courtyard, or building; g) repair, maintenance, replacement and depreciation of the parking areas and/or parking lots, including repaving and restriping of the paved areas and any parking equipment, the maintenance and operations of the Center parking, Common Area parking lots, and/or any adjacent parking lots used by the Center including the cost of personnel to implement such services, including the directing of parking and all parking lot supplies; h) trash disposal services or the removal of trash and debris; I) janitorial services, pest control services, and the cost of any environmental inspections; j) planting, replacing and maintaining landscaping, sprinkler systems and wells; k) licenses, permits and/or any City, County, State or Federal fee or assessment attributable to Center, and the costs incurred in complying with governmental regulations (exclusively of any tenant’s premises), whether done voluntarily or by mandate of governmental authorities, including any costs incurred in complying with the Americans With Disabilities Act of 1990, as amended from time-to-time, with respect to the Common Areas; l) policing, patrolling and security services; m) all heating, air conditioning, plumbing, electrical systems, communication and data systems, and other equipment used in common by, or for the benefit of, Tenants or occupants of the Center and the repair, maintenance and/or replacement of same including cleaning supply and return air ducts; n) elevators, escalators, or other lift or transport devices; o) maintenance, repair and testing of file/life safety equipment, fire detection systems, fire sprinkler systems, pre-action devices, and alarm systems; p) improvements, capital improvements, roof repairs and replacement, building repairs and replacement, painting, patching, and stucco; q) premiums for liability and property insurance, earthquake insurance, premiums for insurance against fire, theft and other casualties covered by extended coverage insurance, including Rent insurance, liability for defamation and false arrest, plat glass in common areas and fidelity bonds for employees of Landlord, the cost of the premiums for the insurance policies maintained and payable by Landlord pursuant to

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Article 6, any deductible portion of an insured loss concerning the buildings or the Common Areas, and the costs (including consulting fees) incurred in connection with the procurement of insurance and reasonable reserves for deductibles and any self-insured retention; r) Real Estate Taxes payable by Landlord pursuant to Article 5, and personal property taxes, sales and use taxes on material, equipment, supplies and services; s) supplies, holiday decorations, grand opening costs, promotional costs, advertising costs; t) the cost of maintenance and replacement of any camera equipment, music equipment, snow removal equipment, maintenance equipment, supplying services to both the Common Areas and buildings; u) replacement of equipment or improvements that have a useful life for accounting purposes of 5 years or less; v) the cost of any Capital Expenditure to the building or the Center not covered under the provisions of Article 8 provided however, that Landlord shall allocate the cost of any such Capital Expenditure over a ten (10) year period and Tenant shall not be required to pay more than Tenant’s Share of 1/120th of the cost of such Capital Expenditure in any given months; w) the reasonable depreciation of maintenance equipment used in the operation and maintenance of the Common Areas and the Center; x) total compensation and benefits, including premiums for workers’ compensation and other insurance, paid to or on behalf of Landlord’s employees involved in the performance of the work specified hereunder in this Section 9.1; y) labor, salaries, and applicable fringe benefits and costs, materials, supplies and tools, used in maintaining, servicing, cleaning, repairing, enhancing, improving, and/or upgrading the Center; z) operating costs and maintenance costs for the property management and/or maintenance offices in the Center, including all costs and expenses (including wages, salaries, employee benefits, unemployment insurance and social security payments) relating to the employment of all on-site personnel, including Center manager, promotional and Center personnel and other on-site personnel utilized in connection with the operation, maintenance and repairs of the Center, and the accounting and management fees attributable to the operation of the Center; aa) parcel pickup, delivery services, copying or fax charges, postage, telephone or any other service to be provided by Landlord that is elsewhere in this Lease stated to be an “Operating Expense; and bb) an amount equal to fifteen percent (15%) of the total of all of the foregoing costs and expenses to cover Landlord’s administrative cost.

The inclusion of the improvements, facilities and services set forth in the language of this Section shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide those services unless the Center already has the same, Landlord already provides the services, or Landlord has agreed elsewhere in this Lease to provide the same or some of them.

9.2	Tenant’s Operating Expense Obligation. Tenant agrees to pay to Landlord in the manner hereinafter provided, but not more often than once each calendar month, Tenant’s Share of all Operating Expenses for such calendar year and partial calendar year in monthly installments paid on the first (1st) day of each calendar month, in advance, in an amount reasonably estimated by Landlord.

Within one hundred and eighty (180) days after the end of each calendar year or partial calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s Share of Operating Expense for such period. If the total estimated amount paid by Tenant under this Section 9.2 for any calendar year shall be less than the actual amount due from Tenant for such year as shown on such statement, Tenant shall pay to Landlord the difference between the estimated amount paid by Tenant and the actual amount due, such deficiency to be paid within thirty (30) days after the furnishing or each such statement, and if the total estimated amount paid by Tenant hereunder for any such calendar year shall exceed such actual amount due from Tenant for such calendar year, such excess shall be credited against the next regularly scheduled installment due from Tenant to Landlord under this Section 9.2.

9.3	Audit Rights and Records. Landlord shall keep records of all Operational Expenses incurred for a period of one (1) year after the close of each calendar year. Tenant shall have the right to inspect only such records related to Operational Expenses, upon reasonable advance request in writing, within one year after the close of such calendar year. Such inspection will be made by Tenant’s and Landlord’s own personnel. Tenant is not permitted to utilize a third party to lead or participate in the inspection, including without limitation any contingent fee inspector or auditor. Landlord’s records will be made available during normal business hours at the offices of Landlord for inspection by Tenant. Tenant shall keep the results of any such inspection confidential. A copy of the report issued by the Tenant’s personnel shall be furnished by Tenant to Landlord within ten (10) days after such inspection. If, Tenant fails to furnish Landlord with a detailed report showing the results of any such inspection within ten (10) days after such inspection, then there will be no change to the Operational Expenses. Tenant shall not be permitted to inspect Landlord’s records hereunder more than once per calendar year. Nothing contained herein shall serve to limit Landlord’s right to dispute Tenant’s findings as a result of such inspection. In no event shall Tenant withhold payment of Tenant’s Share pending any such inspection. If it is determined that Tenant overpaid Landlord for such calendar year, such overpayment shall be credited against the next regularly scheduled installment due from Tenant to Landlord under Section 9.2. If Tenant has underpaid Landlord for Tenant’s Share of Operational Expenses, then Tenant shall pay to Landlord the amount of such underpayment within ten (10) days of demand. Landlord and Tenant shall each bear their respective inspection or audit fees and costs incurred in connection with any such inspection.

9.4	Base Year. Tenant’s “Base Year” is specified in Section 1.13 hereof.

9.5	Operational Expenses. The term “Operational Expenses” shall be the sum of all amounts as defined in: (a) all Operating Expenses, as specified in Section 9.2 hereof; (b) all Real Estate Taxes, as specified in Section 5.2 hereof, and (c) all Insurance Costs, as specified in Section 6.8 hereof.

9.6	Operational Expenses Increase. Tenant shall pay to Landlord during the Term in a manner as set forth in Section 9.2 hereof, as Additional Rent, Tenant’s Share of the amount by which all Operational Expenses, as define in Section 9.5 hereof, for each Comparison Year, as hereinafter define, exceeds the amount of all Operational Expenses for the Base Year, such excess being hereinafter referred to as the “Operational Expenses Increase”.

The term “Comparison Year” is defined as each calendar year during the Term of this Lease subsequent to the Base Year; provided, however, Tenant shall have no obligation to pay a share of the Operational Expenses Increase applicable to the first 12 months of the Lease Term (other than such as are mandated by a governmental authority, as to which government mandated expenses Tenant shall pay Tenant’s Share, notwithstanding they occur during the first twelve (12) months). Tenant’s Share of the Operational Expenses Increase for the first and last Comparison Years of the Lease Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.

ARTICLE 10

SERVICES PROVIDED BY LANDLORD

10.1	Services Provided by Landlord. Subject to timely performance of Tenant’s payment obligations set forth in Article 4 hereof, Landlord shall provide heating, ventilation, air conditioning, reasonable amounts of electricity for normal lighting and office machines, water for reasonable and normal drinking and lavatory use in connection with an office, and replacement light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures. Landlord shall provide janitorial services to the Premises and Common Areas 5 times per week, excluding Building Holidays, or pursuant to the attached janitorial schedule, if any. Landlord shall not, however, be required to provide janitorial services to kitchens or storage areas included within the Premises.

10.2	Services Exclusive to Tenant. Tenant shall pay for all water, gas, heat, light, power, telephone and other utilities and services specially or exclusively supplied and/or metered exclusively to the Premises or to Tenant, together with any taxes thereon. If a service is deleted by Section 1.18 and such services is not separately metered to the Premises, Tenant shall pay at Landlord’s option, either Tenant’s Share or a reasonable proportion to be determined by Landlord of all charges for such jointly metered or shared service.

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10.3	Building Business Hours. Said services and utilities shall be provided during times set forth in Section 1.19. Utilities and services required at other times shall be subject to advance request and reimbursement by Tenant to Landlord of the cost thereof.

10.4	Excess Usage by Tenant. Tenant shall not make connection to the utilities except by or through existing outlets and shall not install or use machinery or equipment in or about the Premises that uses excess water, lighting or power, or suffer or permit any act that causes extra burden upon the utilities or services, including but not limited to security, janitorial and trash services, over standard office usage for the Project. Landlord shall require Tenant to reimburse Landlord for any excess expenses or costs that may arise out of a breach of this Article 10 by Tenant. Landlord may, in its sole discretion, install at Tenant’s expense supplemental equipment and/or separate metering applicable to Tenant’s excess usage or loading.

10.5	Discontinuance and Interruption of Utility Services. There shall be no abatement of Rent and Landlord shall not be liable in any respect whatsoever to Tenant in damages or otherwise for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to: (a) riot, strike, or labor dispute; (b) if any utility or service shall become unavailable from any public utility company, public authority or any other person or entity (including Landlord) supplying or distributing such utility; (c) Landlord’s cooperation with any governmental request or directions to discontinue such utility or service; or (d) any interruption or discontinuance in any utility service, including without limitation, any heating, ventilation, air conditioning, water, sewer, telephone or date, video, or other such utility or service caused by the making of any necessary repairs or improvements, breakdown or accident, or by any other cause beyond Landlord’s reasonable control and the same shall not constitute a termination of this Lease or an eviction of Tenant.

10.6	Building Holidays. The term “Building Holidays” shall mean the dates of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

ARTICLE 11

USE AND POSSESSION OF PREMISES

11.1	Use of Premises. Tenant shall use and occupy the Premises during the continuance of this Lease solely for the purpose of conducting the business use as set forth in Section 1.7, only under the trade name as specified in Section 1.5 hereof, and for no other purpose or purposes without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Premises or if failure to procure such license or permit might or would, in any way, affect Landlord, the Center or the Premises, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same for inspection by Landlord. Tenant, at Tenant’s expense, shall, at all times, comply wit the requirements of each such license or permit.

11.2	Tenant’s Possession. Tenant acknowledges that Tenant has inspected the Premises and all services to the Premises, including all electrical, plumbing, heating, ventilating, and air conditioning and that the Premises are in good, clean and sanitary order and repair and by taking possession Tenant accepts the Premises in the condition existing on the Possession Date. Landlord makes no representations or warranties with respect to this Lease, the Premises or other property in the Premises or with respect to any matter related thereto, other than as expressly set forth herein. Tenant agrees that it takes the Premises and any other property to be used hereunder “AS-IS” as of the Possession Date. Tenant expressly waives all implied warranties including implied warranties of merchantability and fitness, if any. Notwithstanding, anything to the contrary contained in this Lease, the suitability or lack of suitability of the Premises for any proposed or intended use, and/or the availability of lack of availability of permits or approvals of governmental or regulatory authorities with respect to any such proposed or intended use of the Premises shall not affect the rights or obligations of the parties hereunder. Tenant hereby waives all rights under Sections 1941 and 1942 of the California Civil Code, as amended or recodified from time to time, or any similar provision, permitting Tenant to make repairs at the expense of Landlord. Tenant represents and warrants that it has inspected and conducted tests and studies of the Premises, including all electrical, plumbing, heating, ventilation, and air conditioning serving the Premises and that it is familiar with the general condition and use of such equipment and the Premises and is satisfied that the Premises and all equipment will meet the needs of Tenant. Tenant understands and acknowledges that the Premises may be subject to earthquake, fire, floods, erosion, high water table, dangerous underground soil and water conditions and similar occurrences that may alter its condition or affect its suitability for any proposed use. Landlord shall have no responsibility or liability with respect to any such occurrence. Tenant represents and warrants that it is acting, and will act only, upon information obtained by it directly from its own inspection of the Premises.

11.3	Care of Premises. Tenant shall keep the Premises (including the service areas adjacent to the Premises, show windows and signs) orderly, neat, safe and clean and free from rubbish and dirt at all times and shall store all trash and garbage within the Premises and arrange for the regular pick up of such trash and garbage at Tenant’s expense. No such trash or garbage shall be stored in the Premises for in excess of twenty-four (24) hours. Tenant shall not burn any trash or garbage at anytime in or about the building. If Landlord shall provide any services or facilities for such pick up, the Tenant shall be obligated to use the same and shall pay a proportionate share of the actual cost thereof within ten (10) days after being billed therefor.

11.4	Prohibited Uses. The Premises shall not be used for any use inconsistent with the customary character of a first-class business or office. Tenant agrees not to permit any unlawful or immoral practice to be carried on, at or committed in the Premises or the Center, or a use which would injure the reputation of the Premises, Center, owner of the Center or local community. Tenant shall not; (a) use strobe or flashing or rotating lights in or on the Premises or in any signs therefor; (b) use, sell or distribute or cause to be distributed, any leaflets, handbills, bumper stickers, decals, or other advertising devices or articles in the Premises or in other areas of the Center and Common Areas; (c) operate any loudspeaker, television set, phonograph, radio, CD player or other musical or electronic or other type of sound producing equipment or device that can be heard outside the Premises; (d) operate any electrical or other device which interferes with or impairs radio, television, microwave, or other broadcasting or reception from or in the Center or elsewhere; (e) bring or permit any bicycle or other vehicle, pet or dog (except in the company of a blind person) or other animal, fish, bird or other creature in the Center or the Premises; (f) make or permit notice, vibration or odor to emanate from the Premises or any equipment serving the same; (g) do or permit anything in or about the Premises that is unlawful, immoral, obscene, pornographic, or which tends to create or maintain a nuisance or do any act tending to injure the reputation of the Center, the owner of the Center or the local community; (h) use of permit upon the Premises anything that violates the certificates of occupancy issued for the Premises or the Center; (i) use the Premises for any purpose, or permit upon the Premises anything that may be dangerous to parties or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms, or any other explosive articles or materials; (j) do or permit anything to be done upon the Premises in any way tending to disturb, bother, or annoy any other tenant in the Center or the occupants of neighboring property; (k) offer within all or any part of the Premises any goods or services that Landlord determines, in its sole discretion, to be inconsistent with the image of a first-class, family-oriented business or retail development or permit within all or any part of the Premises the display, sale, or rental of any item or thing which, in Landlord’s sole opinion, is pornographic, lewd, vulgar, obscene, graphically violent, or immoral (including, without limitation, any suggestive “adult” newspaper, book, magazine, picture, representation or merchandise of any kind, nude photographs, sexual devices, objects depicting genitalia, and any similar items); (l) use or permit the Premises or to be used for any type of “adult entertainment” including without limitation: allowing topless, bottomless, or bikini-clad individuals, waitresses, or performers, or any type of staged or theatrical dancing, burlesque, modeling, or contests in the Premises, or selling or having “adult” gifts or products, including without limitation: adult videos, movies, peep shows, games, magazines, toys, birth control devices, or other items of a sexual nature in or upon the Premises; (m) use or allow the Premises to be used as a “sex”, “head”, or “pawn” shop, or office for the same, or (n) permit the operation of any vending machines, pinball machines, video games or other amusement devices, or pay telephones on or adjacent to the Premises without the written permission from Landlord, (o) conduct or permit in the Premises any fire, bankruptcy, auction, closeout, going our of business or similar sale, or (p) allow any customer, employee, or invitee to smoke cigarettes, cigars, pipes, or to burn any incense in, on or around the Premises. The Premises shall be kept in a clean condition, and all health and police regulations shall, in all respects and at all times, be fully complied with the Tenant.

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Tenant shall not use the areas adjacent to the Premises for business purposes without the prior written consent of Landlord. Tenant shall not use or permit the use of any portion of the Premises as sleeping apartments, lodging rooms, or for any unlawful purposes. No radio or television or other similar device shall be installed exterior to the Premises and no aerial shall be erected on the roof or exterior walls of the building in which the Premises are located. Tenant shall not allow any merchandise or other obstructions to be placed or permitted on the walks or Common Areas immediately adjoining the Premises.

11.5	Collection Containers. Tenant shall not place any container, drop box, pick-up box, medical pick-up box or similar in any public or common area, public corridor, stairwell, garage, or building exterior.

11.6	Floor Load. Except as approved by Landlord in writing, Tenant shall not place a load upon the floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. Tenant shall give Landlord at least ten (10) business days notice prior to installing or moving any furniture or equipment weighing more than 50 pounds per square foot, and Landlord shall have the right to designate the placement and location thereof. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand as Additional Rent.

11.7	Hazardous Materials. The term “Hazardous Materials” means any chemical, compound, material, substance or other material that (a) is a flammable explosive, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials, (b) is controlled, referred to, designated in or governed by any Hazardous Materials Laws, (c) give rise to any reporting, notice or publication requirements under any Hazardous Materials Laws, or (d) is any other material or substance giving rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person under any Hazardous Materials Laws. Tenant shall strictly comply with all “Hazardous Waste Laws” (as defined below).

The term “Hazardous Waste Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions (including the so-called “common law”) relating to Hazardous Materials and/or environmental conditions on, under or about the Premises, soil and ground water conditions or other similar substances or conditions, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, California Health and Public Safety Code §25117, §§6680 through 6685 of Title 22 of the California Administrative Code, Division 4, Chapter 30, the Safe Drinking Water and Toxic Enforcement Act of 1986, any amendments to any of the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

Tenant shall not cause or permit the use, generation, storage, or disposal in, on or about the Premises or the Center of any Hazardous Materials unless Tenant shall have received Landlord’s prior written consent, which Landlord may withhold or at anytime revoke, in its sole and absolute discretion. Upon termination of this Lease, Tenant shall remove all equipment and/or storage facilities at the Premises related to Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises and the Building (to the extent any such Building clean-up is necessitated by Tenant’s action) to a condition free of Hazardous Materials and otherwise to the condition of the Premises on the Commencement Date of the Lease. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, costs, expenses, suits, impairments, judgments, actions, investigations, proceedings and liability arising out of or in connection with any breach of any of the foregoing agreements or directly or indirectly arising out of the use, generation, storage, release or disposal of Hazardous Materials by Tenant or any of Tenant’s agents, contractors, employees or invitees, including without limitation all foreseeable and unforeseeable consequential damages, the costs of any required or necessary cleanup, to the full extent that such action is attributable to the use, generation, storage, disposal, or release of Hazardous Materials on the Premises during the Term of this Lease or Tenant’s occupancy of the Premises. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance with all Hazardous Materials Laws shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Lease. Tenant’s obligations pursuant to the foregoing shall survive the termination of this Lease.

11.8	Compliance With Laws. Tenant shall promptly comply with all federal, state and local laws and ordinances and lawful orders and regulations affecting the Premises hereby leased regarding the cleanliness, safety, occupancy and use of same. Landlord shall promptly comply with any federal, state, or local laws effecting fire safety that becomes effective after the Commencement Date of this Lease, subject to reimbursement pursuant to Article 9 hereof. Tenant shall promptly and fully comply with all state and local laws in effect from time to time prohibiting discrimination or segregation by reason of race, color, religion, disability, sex or national origin or otherwise.

ARTICLE 12

MAINTENANCE AND REPAIR OF PREMISES

12.1	Landlord’s Obligations for Maintenance. Landlord shall, subject to reimbursement as provided in Article 9 hereof, maintain the Premises in good repair except that Landlord shall not be called upon to make any such repairs occasioned by the act or negligence of Tenant, its agents, employees, invitees, licensees, or contractors, except to the extent that Landlord is reimbursed therefor under any policy of insurance permitting waiver of subrogation in advance of loss.

12.2	Tenant’s Obligations for Maintenance. Tenant shall keep and maintain the Premises in a clean, sanitary and safe condition. Tenant shall be solely responsible and reimburse Landlord for any damage caused by the delivery, installation or maintenance of any equipment or services, whose maintenance and repair is the responsibility of Tenant and Tenant shall indemnify and hold harmless Landlord from and against all claims, actions, damages and liability in connection therewith, including, but not limited to, attorneys’ and other professional fees, and other costs that Landlord reasonably incurs.

12.3	Fire Protection Equipment. Tenant, at its own expense, shall install and maintain fire extinguishers and other fire protection devices as may be required from time to time in the Premises by any agency having jurisdiction and the insurance underwriters insuring the building in which the Premises are located.

12.4	Roof of Premises. Under no circumstances shall Tenant make any ceiling or roof penetrations without the prior written consent of the Landlord. Any consent of Landlord shall be conditioned upon Landlord’s review and approval of plans satisfactory to Landlord for the repair of the roof. Landlord may require any roof penetrations to be made and/or be inspected by Landlord’s roofing contractor, and Tenant shall reimburse Landlord for the cost of such work, inspection or any necessary repair work, if work is performed by Tenant’s contractor, within ten (10) days after Tenant’s receipt of an invoice therefor.

ARTICLE 13

ALTERATIONS TO PREMISES

13.1	Alterations by Tenant. Tenant shall not make or cause to be made any alterations, additions or improvements to the Premises, or install or cause to be installed any exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades, canopies or awnings or make any changes to the storefront, mechanical, electrical or sprinkler systems without the prior written approval of Landlord, which approval may be withheld or conditioned in the sole and absolute discretion of Landlord (“Tenant Improvements”).

13.2

Tenant Improvements. Tenant acknowledges and agrees that the Premises are accepted by Tenant as of the Commencement Date in “AS-IS”, “WHERE-IS” condition. After the Commencement Date, Landlord is not obligated to refurbish, improve, alter or modify the Premises in any respect. Tenant may make Tenant Improvements to the Premises only upon the express written approval from Landlord. If Tenant makes any Tenant Improvements or commences Tenant’s Work without the prior written approval of Landlord, Landlord shall have the right to require that Tenant remove any or all of such Tenant

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Improvements or Tenant’s Work and repair and restore any damage to the Premises caused by such removal at Tenant’s sole expense and shall also have the right to declare Tenant in default and to terminate this Lease. Any Tenant Improvements to the Premises and all costs of such improvements, including any demolition and base building work, if any, shall be the sole responsibility of Tenant, without reimbursement from Landlord except as expressly set forth herein and shall be subject to the following requirements:

A.	Prior to installation of any Tenant Improvements, Tenant shall submit to Landlord, for approval as set forth herein, a detailed space plan (“Space Plan”) for the Premises prepared by Tenant’s consultants, which shall include without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. Within five (5) business days after receipt by Landlord of the Space Plan, Landlord shall (a) give its written approval with respect thereto, or (b) shall notify Tenant in writing of its disapproval and state with specificity the grounds for such disapproval and the revisions or modifications necessary in order for Landlord to give its approval. Within three (3) business days following receipt by Landlord of such revisions or modifications, Landlord shall give its written approval with respect thereto or shall request other revisions or modifications therein. The preceding sentence shall be implemented repeatedly until Landlord gives its approval to Tenant’s Space Plan.

B.	Tenant acknowledge that Landlord’s review and approval of the Space Plan is not conducted for the purpose of determining the accuracy and completeness of the Plans, their compliance with applicable codes and governmental regulations or their sufficiency for purposes of obtaining a building permit, if required, all of which shall remain the responsibility of Tenant and Tenant’s design professionals. The Tenant Improvements shall be done in conformity both with all applicable codes and regulations of governmental authorities having jurisdiction over the Center and Premises and valid building permits and other authorizations from appropriate governmental agencies when required. Notwithstanding any failure of Landlord to object to any aspect of the improvements, Landlord shall have no responsibility for code compliance or faulty work in respect to the improvements.

C.	Landlord shall not be required to approve any item of the Space Plan that: (a) exceeds or affects the structural integrity of the Center or building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the building; (b) violates or affects any other tenant in the Center; (c) Landlord reasonably believes will increase the cost of operation or maintenance of any of the systems of the Center; or (d) does not conform to applicable building codes or is not approved by a governmental authority with jurisdiction over the Premises.

D.	Tenant shall cause any Contractors secure and maintain, at Tenant’s or the Contractor’s expense, the following insurance coverages in forms satisfactory to the Landlord and with insurance companies having a minimum Best’s Financial Strength Rating of A+: (a) Worker’s Compensation and Employer’s Liability Insurance as required by the laws of the State of California affording thirty (30) days notice of cancellation to Landlord; (b) Commercial General Liability insurance in the amount of Two Million Dollars ($2,000,000) combined single limit for bodily injury and/or property damage liability including: an endorsement naming Landlord as additional insured; an endorsement affording thirty (30) days notice to Landlord in the event of cancellation or material reduction in coverage; and an endorsement providing that such insurance as is afforded under the Contractor’s policy is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and non-contributing with the insurance required hereunder; and (c) Certificates for all insurance carried pursuant to this paragraph shall be delivered to Landlord before commencement of Tenant’s improvements and before the Contractor’s equipment is moved onto the Project. In the event that the Premises, Building Project is damaged by any cause during the course of installation of any improvements thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agent (as hereinafter defined) shall maintain all of the foregoing insurance coverage in force until Tenant’s improvements are fully completed. All insurance, except Worker’s Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under this Lease.

E.	Tenant agrees to indemnify and defend Landlord with respect to claims arising out of the operations conducted by any Contractor pursuant to the indemnification provisions set forth in the Lease. Tenant shall keep the Premises, the building and the Center free from any mechanics’ liens, or other liens arising out of the work performed, materials furnished or obligations incurred by Tenant hereunder, and Tenant agrees to protect, defend, indemnify and hold harmless Landlord from and against any such liens or actions thereon, together with costs of suit and attorney’s fees.

F.	Tenant and Tenant’s Contractor shall abide by all safety and construction rules and regulations of Landlord, and all work and deliveries shall be scheduled through Landlord. Entry by Tenant’s Contractor shall be deemed to be under all the terms, covenants, provisions and conditions of the Lease. All Tenant’s materials, work, installations and decorations of any nature brought upon or installed in the Premises before the Commencement Date of the Lease shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage thereto or loss destruction thereof. Tenant and Contractor shall abide by all rules made by Landlord with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Agreement, including without limitation, the construction and/or installation of Tenant’s improvements. Tenant and Tenant’s Contractor shall abide by all parking rules and regulations of Landlord may revoke such parking accommodation. Tenant shall bear the cost of all electricity furnished to the Premises during the installation of Tenant’s Tenant Improvement.

G.	Tenant shall reimburse Landlord for any extra, out-of-pocket expense reasonably incurred by Landlord for any cleanup which fails to comply with Landlord’s rules and regulations, or any costs or damages to Landlord’s elevators or other portions of the Project caused by Tenant or its Contractor, which are not promptly remedied by Tenant after notice by Landlord.

H.	Tenant or Tenant’s Contractor shall not post any signs other than those required by law in connection with the construction/installation of the improvements on any part of the Center.

I.	Tenant shall be solely responsible for the cost of any necessary structural reinforcements or modifications necessary for the installation of any of Tenant’s equipment which exceeds the building design floor load capacity of a live load of 50 pounds per square foot or shall provide Landlord with a certification satisfactory to Landlord from a structural engineer that no reinforcements or modifications are necessary thereto. Tenant shall provide Landlord with the specifications of any equipment which Tenant proposes to locate within the Premises and Tenant shall bear the cost of any structural engineer engaged by Landlord for the purpose of determining whether the proposed location for such equipment and the proposed methods for structural reinforcement are safe, adequate and prudent. The location of any heavy equipment by Tenant in the Premises shall remain subject to the prior written approval of Landlord.

13.3

Removal by Tenant. All alterations, decorations, additions and improvements made by Tenant shall be deemed to have attached to the leasehold and to have become the property of Landlord upon such attachment, and upon expiration of this Lease or any Extended Term, Tenant shall not remove any such alterations, decorations, additions and improvements, except trade fixtures installed by Tenant and personal property of Tenant (hereinafter referred to as “ Tenant’s Property”). Landlord, at the expiration of the Term, may elect to require Tenant to remove all or any part of Tenant’s Property and/or the alterations made by Tenant, and, in such event, such removal shall be done at Tenant’s cost and expense, and Tenant shall, at its cost expense, repair any damage to the Premises or the building caused by such removal, provided that Landlord may remove such Tenant’s Property and/or alterations, and Tenant shall pay to Landlord Landlord’s cost of removal within ten (10) days after the receipt of a bill therefor. In the event Landlord does not so elect or Tenant vacates the Premises without so removing Tenant’s Property, such Tenant’s Property and/or alterations, as the case may be, shall become Landlord’s property. As security for payment of Rent and additional charges and the performance of Tenant’s other obligations hereunder, Tenant hereby grants to

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Landlord a lien and security interest upon all property, equipment and fixtures within the Premises, including all improvements, equipment, trade fixtures and other personal property at any time placed on or in the Premises, to the full extent of Tenant’s and any assignee’s or subtenant’s interest therein and within ten (10) days after Landlord’s written request, Tenant authorizes Landlord to file UCC financing statements and/or other appropriate documents to evidence such lien.

13.4	Landlord’s Salvage Rights. During the entire Term of this Lease and any renewals or extensions thereof. Landlord hereby reserves ownership of and title to all components, elements, fixtures, equipment, units, items, parts, materials, pipes, conduits, fittings, locks, hardware details, base, paneling, flooring, carpet, partitions, watts, masonry, millwork, cabinets, doors, windows, cables, junctions, sensors, phone systems, light fixtures, speakers, audio systems, intercom systems, ballasts bulbs, thermostats, alarms, security systems, access controls, life safety equipment, sprinkler systems, fire hoses, fire equipment cabinets, skylights, blinds, curtains, drapes, outlets, switches, grids, tiles, heat pumps, airconditioning units, fans, ducts, vents, filters, minors, sinks, toilets, water heaters, fountains, faucets, disposals, dispensers, dishwashers, ovens, refrigerators, coolers, built-in desks, receptions areas, tables and any similar or related item from time to time comprising a part of or incorporated in the Premises (collectively, the “Premises Improvements”). If Tenant now or hereafter desires to demolish, remove or replace any of the Premises Improvements, then Tenant shall provide Landlord with written notice identifying the Premises Improvements in question and providing Landlord with sufficient time (in no event less 30 calendar days) to enter upon the Premises and to inspect and/or remove such Premises Improvements. Landlord is hereby granted an irrevocable license for the purpose of removing any such portion of the Premises Improvements. Upon receipt of such notice from Tenant, Landlord may elect in its sole and absolute discretion to: (I) remove and retain such Premises Improvements; or (ii) disclaim Landlord’s interest therein and allow Tenant to remove such Premises Improvements. In no event shall Landlord be responsible for any expense, cost or liability incurred by Tenant or its contractors, agents or employees in connection with the removal of any Premises Improvements in which Landlord has disclaimed its interest.

ARTICLE 14

CONSTRUCTION

14.1	Construction of Premises by Landlord. Landlord agrees prior to the Commencement Date, at Landlord’s sole cost and expense, to construct or complete the Landlord improvements and/or repairs in accordance with Exhibit “C” Work Letter attached hereto and made a part hereof. Any minor changes made by Landlord from Exhibit “C” that may be necessary during construction of the Premises shall not affect or change this Lease or invalidate same. Landlord’s obligations under this Article 14 shall not require Landlord to incur overtime costs and expenses and shall be subject to Section 30.8 hereof. Landlord shall, when construction progress so permits, notify Tenant in advance of the approximate date on which the Premises will be substantially complete in accordance with Exhibit “C” and ready for Tenant’s occupancy and will notify Tenant when the Premises are in fact so completed and ready, which later notice shall constitute delivery of possession of the Premises to Tenant. Failure of Landlord to deliver possession of the Premises within the time and in the condition provided for in this Lease will not give rise to any claim for damages by Tenant against Landlord or against Landlord’s contractor and will not enable Tenant to terminate this Lease.

14.2	Changes and Additions. Landlord reserves the right at any time and from time to time (a) to make or permit changes or revisions in the Center including additions to, subtractions from, rearrangements of, alterations of, relocations of, modifications of or supplements to the building areas, walkways, parking areas, driveways or other area, (b) to construct other buildings or improvements in the Center and to make alterations thereof or additions thereto and to build additional stories on any such building or buildings and to build adjoining same, and (c) to make or permit changes or revisions in the Center, including additions thereto, and to convey portions of the Center to others for the purpose of constructing thereon other buildings or improvements, including additions thereto and alterations thereof.

14.3	Construction of Premises by Tenant. Tenant hereby agrees, prior to the commencement of the Term of this Lease, at Tenant’s sole cost and expense, to construct or complete the Tenant Improvements and/or repairs as specified in Exhibit “C” Work Letter attached hereto and made a part hereof and in accordance with Section 13.2 hereof. Any changes made by Landlord from Exhibit “C” which may be necessary during construction of the Premises shall not affect or change this Lease or invalidate same. Tenant acknowledges and agrees that the Premises are accepted by Tenant in accordance with Section 11.2 hereof prior to the start of any Tenant Improvements by Tenant and Landlord shall not be obligated to refurbish, improve, alter or modify the Premises in any respect after such acceptance. All Tenant Improvements to the Premises must be approved in advance, in writing by Landlord in accordance with Section 13.2 hereof. If Tenant makes any Tenant Improvements or commences Tenant’s Work without the prior written approval of Landlord, Landlord shall have the right to require that Tenant remove any or all of such Tenant Improvements or Tenant’s Work and repair and restore any damage to the Premises caused by such removal at Tenant’s sole expense and shall also have the right to declare Tenant in default and to terminate this Lease. All costs of Tenant’s Tenant Improvements, including any demolition and base building work, if any, shall be the sole responsibility of Tenant, without reimbursement from Landlord, except as expressly set forth herein, and shall be subject to the requirements of Section 13.2 hereof. In the event that as a result of Tenant’s use, or intended use, of the Premises the Americans with Disabilities Act or any similar law requires modifications or the construction or installation of improvements in or to the Premises, building and/or Common Areas, then Tenant agrees that such modifications, construction or improvements shall made at Tenant’s sole cost and expense.

14.4	Settlement of Disputes. It is understood and agreed that any disagreement or dispute which may arise between Landlord and Tenant with reference to the work to be performed with respect to the Premises pursuant to Exhibit “C” shall be submitted to Landlord’s agent, in lieu of arbitration, whose decision shall be final and binding on both Landlord and Tenant

ARTICLE 15

SIGNS

15.1	Signs. Tenant will not place or cause to be placed or maintained any sign or advertising matter of any kind anywhere on the exterior of the Premises without Landlord’s prior written approval. No symbol, design, name, mark or insignia adopted by Landlord for the Center shall be used without the prior written consent of Landlord. Tenant shall not place any sign in the interior of the Premises which is visible from the outside. Tenant agrees to maintain in good condition and repair at all times any such sign or advertising matter of any kind which has been approved by Landlord for use by Tenant.

ARTICLE 16

ADVERTISING

16.1	Advertising. Tenant agrees to operate its business in the Premises under the name set forth in Section 1.5 hereof, so long as the same shall not be held to be in violation of any applicable law; not to change the advertised name or character of the business operated in the Premises without the prior written approval of Landlord; and to refer to the Center by its name in designating the location of the Premises in all newspaper and other advertising and in all other references to the location of the Premises.

16.2	Solicitation of Business. Tenant and Tenant’s employees and agents shall not solicit business in the parking or other Common Areas, nor shall Tenant distribute any handbills or other advertising matter whatsoever in any parking area or other Common Areas.

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ARTICLE 17

ASSIGNMENT AND SUBLETTING

17.1	Landlord’s Consent Required. Tenant shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage, sublet, hypothecate or otherwise transfer or encumber (each a “Transfer”) all or any part of Tenant’s interest in this Lease or in the Premises, without first obtaining Landlord’s express written consent. No consent to any Transfer shall constitute a waiver of the provisions of this Section. If Tenant is a partnership or limited liability company, a withdrawal or change, voluntary, involuntary, or by operation of law, of any partner or member, or the dissolution of the partnership or limited liability company, shall be deemed a Transfer requiring Landlord’s consent. If Tenant consists of more than one person or entity, a purported assignment, voluntary, involuntary, or by operation of law, from one person to the other shall be deemed a Transfer requiring Landlord’s consent. If Tenant is a corporation, any dissolution, merger, consolidation, or other reorganization of Tenant, or the sale or other transfer of twenty five percent (25%) or more of the capital stock of Tenant of the value of the assets of Tenant, shall be deemed a Transfer requiring Landlord’s consent. Landlord and Tenant agree (by way of example and without limitation) that it shall be reasonable for Landlord to withhold its consent to a Transfer if any of the following situations exist or may exist: (a) the proposed Transferee’s (as defined below) use of the Premises conflicts with or is different from the “ Use of Premises” as set forth in Section 11.1 or the “Trade Name” as set forth in Section 1.5; (b) the proposed Transferee or its business is subject to compliance with additional requirements of the law beyond those requirements which are applicable to Tenant; (c) in Landlord’s reasonable business judgment, the proposed Transferee lacks sufficient business reputation or experience to operate a successful business of the type and quality permitted under this Lease; (d) Tenant is in default under this Lease; (e) in Landlord’s reasonable business judgment, the present net worth of the proposed Transferee is less than the greater of Tenant’s net worth as of the date of this Lease or Tenant’s net worth at the date of Tenant’s request for consent; and/or (f) the Transfer would breach any covenant of Landlord respecting radius, location, use or exclusivity in any other lease, financing agreement or other agreement relating to the Center.

ANY TRANSFER, OCCUPANCY OR USE WITHOUT THE PRIOR WRITTEN CONSENT OF LANDLORD SHALL BE VOID AND SHALL CONSTITUTE A DEFAULT UNDER THIS LEASE. TENANT SPECIFICALLY UNDERSTANDS AND AGREES THAT AT ANY TIME TENANT IS IN DEFAULT UNDER THE PROVISIONS OF THIS LEASE, TENANT SHALL HAVE NO RIGHT TO ASSIGN OR SUBLET TENANT’S INTEREST IN THIS LEASE AND LANDLORD SHALL HAVE NO OBLIGATION TO GIVE APPROVAL OR DISAPPROVAL UNDER THIS SECTION SHOULD TENANT ATTEMPT AN ASSIGNMENT OR SUBLETTING WHILE IN DEFAULT. A consent to one Transfer by Landlord shall not be deemed to be a consent to any subsequent Transfer to any other party.

17.2	Tenant’s Request for Transfer. Tenant shall give Landlord at least sixty (60) days prior written notice of any requested Transfer and of the proposed terms of such Transfer (“Transfer Notice”), including but not limited to: (a) the name and legal composition of the proposed assignee, subtenant, encumbrancer or transferee (“Transferee”); (b) a current financial statement of the proposed Transferee prepared in accordance with generally accepted accounting principles consistently applied; (c) the portion of the Premises Tenant proposes to Transfer (including square footage and location); and, (d) the nature of the proposed Transferee’s business to be carried on in the Premises. The foregoing terms shall be in sufficient detail to enable Landlord to evaluate the proposed Transfer and the prospective Transferee. Within thirty (30) days after receipt of the Transfer Notice, Landlord shall either approve or disapprove of such Transfer; provided, however, that Landlord shall be deemed to have disapproved the Transfer Notice if Landlord has not sent Tenant written notice of Landlord’s approval within such thirty (30) day period. Tenant shall immediately notify Landlord of any modification to the proposed terms of such Transfer. Tenant shall also provide to Landlord copies of the fully executed documents pertaining to the Transfer after the Transfer has become effective. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees and costs incurred by Landlord, within thirty (30) days after written request by Landlord.

Landlord shall have the right to require an advance deposit from Tenant to cover the estimated amount of legal fees and costs that Landlord anticipates will be incurred in connection with the review and processing of a proposed Transfer and Landlord shall have no obligation to review or process the proposed Transfer until such time as such deposit is paid to Landlord. The amount of any advance deposit shall in no way limit the obligation of Tenant to reimburse Landlord in full for all legal fees and costs incurred by it in connection with the review and processing of the proposed Transfer.

17.3	Landlord’s Right. Upon receipt of the Transfer Notice pursuant to Section 17.2 hereof, Landlord shall have the right to: (a) withhold its consent to such Transfer, as permitted pursuant to Section 17.1 above; (b) terminate the Lease as it relates to the portion of the Premises described in the Transfer Notice and recapture such portion of the Premises, effective automatically as of the date of dispatch of a notice of termination from Landlord to Tenant, which notice may be sent at any time within thirty (30) days following Landlord’s refusal to consent to the Transfer; (c) sublet or receive an assignment of all or a portion of the Premises from Tenant at the lower of the Rent specified in this Lease or in Tenant’s Notice; or, (d) impose any of the following as conditions to Landlord’s consent: (1) that the Minimum Annual Rent be increased to the fair market rent as determined by Landlord; (2) that of all rents paid by the Transferee to Tenant in excess of the Minimum Annual Rent be paid to Landlord; (3) that each Guarantor of this Lease reaffirms its guaranty; or, (4) that either Tenant or the proposed Transferee cure, on or before the proposed effective date of such Transfer, any and all uncured defaults hereunder; provided, however, in no event shall Landlord’s failure to condition its consent upon such cure be deemed to be a waiver of any such default or of Landlord’s rights and remedies under this Lease or under law or in equity in regard thereto. If Landlord has elected to impose such a cure as a condition to its consent and such condition is not satisfied by the effective date of the Transfer, then the Transfer shall be voidable at Landlord’s option. Landlord shall also have the right to condition Landlord’s consent to any Transfer upon Tenant’s and the Transferee’s executing a written assumption agreement, in a form approved by Landlord. The assumption agreement shall require the Transferee to expressly assume all obligations of Tenant under this Lease and shall require Tenant and Transferee to be and remain jointly and severally liable for the performance of all conditions, covenants, and obligations under this Lease from the effective date of the Transfer of Tenant’s interest in this Lease. Regardless of Landlord’s consent to any Transfer, no Transfer shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay Rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. These rights are in addition to Landlord’s right to withhold its consent to any Transfer, and may be exercised by Landlord in its sole discretion without limiting Landlord in the exercise of any other right or remedy at law or in equity which Landlord may have reason of such Transfer. In the event of default by any Transferee, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said Transferee. Tenant expressly agrees that the provisions of this Article 17 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended or recodified from time to time.

ARTICLE 18

ESTOPPEL CERTIFICATE ATTORNMENT AND SUBORDINATION

18.1	Estoppel Certificate. Upon the request of the Landlord, Tenant at any time and from time to time shall execute, acknowledge, and deliver to Landlord, no later than ten (10) days after Landlord’s request therefor, an estoppel certificate (“Estoppel Certificate”) in form acceptable to Landlord. Any such statement may be conclusively relied upon by a prospective lender, purchaser, or encumbrancer of Landlord’s interest in the Premises. Failure to deliver the Estoppel Certificate within ten (10) days of such request shall be conclusive upon Tenant that: (a) this Lease is in full force and effect; (b) there are no uncured defaults in Landlord’s or Tenant’s performance; (c) no more than one month of the Minimum Monthly Rent and Additional Rent have been paid in advance; and (d) the amount of Security Deposit that Tenant has on deposit with Landlord. Tenant hereby irrevocably appoints Landlord as its attorney-in-fact, which agency is coupled with an interest, to execute any such Estoppel Certificate upon Tenant’s failure to do so within such ten (10) day period.

18.2

Subordination. At Landlord’s option, this Lease is and shall be subordinate to any ground lease, mortgage, deed of trust and/or any other hypothecation or security document and advances and obligations thereunder now or hereafter placed upon the Land, Premises or the Center, and any renewals, modifications, consolidations, replacements, and extensions thereof

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(collectively “Deed of Trust”), provided Tenant’s right to quiet possession under this Lease shall not be disturbed so long as Tenant is not in default, or with notice or passage of time or both would not be in default, under the terms, covenants, conditions and provisions of this Lease. Such subordination shall be effective upon notice form Landlord to Tenant without any further act of Tenant. Upon the request of the Landlord, Tenant shall, from time to time, execute and deliver any documents or instruments that may be required by Landlord or the mortgagee, beneficiary, ground Landlord or lender (“Landlord’s Lender”) under any such Deed of Trust, to effectuate any subordination, provided that any such Landlord’s Lender agrees not to disturb Tenant’s right to quiet possession under this Lease so long as Tenant is not in default, or with notice or passage of time or both would not be in default, under the terms, covenants, conditions, and provisions of this Lease. If Tenant fails to execute and deliver any such documents or instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact, coupled with an interest, to execute and deliver any such documents or instruments. If Landlord’s Lender elects to have this Lease prior to the lien of its Deed of Trust, and gives written notice to Tenant of such election, this Lease shall be deemed prior to such Deed of Trust regardless of the respective dates of execution, delivery and recordation of this Lease and any such Deed of Trust.

18.3	Attornment. Tenant hereby attorns to and shall recognize the Landlord’s Lender as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that Landlord may require to evidence such attornment. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact coupled with an interest, to execute, acknowledge and deliver the instrument of attornment on behalf of Tenant.

18.4	Rights of Landlord’s Lender and Landlord’s Purchaser. If any Landlord’s Lender or nay purchaser of Landlord’s interest in the Premises or the Center (“Landlord’s Purchaser”) requires a modification of this Lease at any time, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord instruments effecting the modifications that the Landlord’s Lender or Landlord’s Purchaser reasonably requires, provided that such modifications do not increase the Rent, reduce the size of the Premises otherwise adversely affect in any material respect any of Tenant’s rights under this Lease. If Landlord’s Lender or Landlord’s Purchaser has given prior written notice to Tenant that it is the Landlord’s Lender or Landlord’s Purchaser and such notice includes the address at which notices to such Landlord’s Lender or Landlord’s Purchaser are to be sent, then Tenant shall give Landlord’s Lender or Landlord’s Purchaser, as the case may be, written notice simultaneously with any notice given to Landlord to correct any failure of Landlord to perform any of Landlord’s obligations. Landlord’s Lender and Landlord’s Purchaser shall have the right after receipt of said written notice to correct or remedy such failure within a reasonable period of time. Any written notice of default given Landlord shall be null and void unless simultaneous written notice has been given to Landlord’s Lender and Landlord’s Purchaser.

18.5	Waiver. Tenant hereby waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon a transfer of Landlord’s interest in the Center and/or this Lease.

18.6	Limitation of Liability. The covenants and agreements of Landlord under this Lease shall not be binding upon any person at any time after the transfer of that person’s interest, as Landlord, in the Premises. In the event of such a transfer, the covenants and agreements of Landlord shall thereafter be binding upon the transferee of Landlord’s interest.

18.7	Remedies. Failure of Tenant to execute any of the above instruments within ten (10) days upon written request to do so by Landlord, shall constitute a breach of this Lease and Landlord may, at its option, cancel this Lease and terminate Tenant’s interest therein. Further, Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instruments.

ARTICLE 19

DESTRUCTION OF PREMISES

19.1	Reconstruction of Damaged Premises. If the Premises shall be partially or totally destroyed by fire or other casualty insured under the insurance carried by Landlord pursuant to Section 6.7 hereof, as to become partially or totally untenantable, the damage to the Premises shall be promptly repaired by Landlord, unless Landlord shall elect not to rebuild as hereinafter provided, and a just and proportionate part of the Minimum Monthly Rent and all other charges shall be abated, until so repaired. The obligation of Landlord hereunder shall be limited to reconstructing the Premises in accordance with the initial plans and specifications for the construction of the Premises. In no event shall Landlord be required to repair or replace Tenant’s merchandise, Tenant’s Improvements, Tenant’s Property, trade fixtures, furnishings or equipment. If more than thirty-five percent (35%) of the Premises or more than thirty-five (35%) of the floor area of the building in which the Premises are located shall be destroyed by fire or other casualty, or if during the last three (3) years of the Term hereof, more than twenty-five percent (25%) of the Premises or of the floor area of the building in which the Premises are located shall be damaged or destroyed by fire or other casualty then Landlord may elect either to repair or rebuild the Premises or the building of which the Premises are a part, as the case may be, or to terminate this Lease by giving written notice to Tenant of its election to so terminate, such notice to be given within one hundred twenty (120) days after the occurrence of such damage or destruction. If Landlord is required or elects to repair or rebuild the Premises as herein provided, Tenant shall repair or replace its merchandise, Tenant Improvements, Tenant’s Property, trade fixtures, furnishings and equipment in a manner and to at least a condition equal to that prior to its damage or destruction. The parties acknowledge that the provisions of this Article 19 govern the rights and obligations in the event of substantial or total damage or destruction of the Premises and Tenant hereby waives the protection of any statute, code or judicial decisions that grants Tenant the right to terminate this Lease in the event of partial or total damage or destruction of the Premises, including without limitation the provisions of Sections 1932 (2) and 1933 (4).

ARTICLE 20

EMINENT DOMAIN

20.1	Total Condemnation of Premises. If the whole of the Premises shall be taken by any public authority under the power of eminent domain, then the Term of this Lease shall cease as of the day possession shall be taken by such public authority and the Rent shall be paid up to that day with a proportionate refund by Landlord of such Rent as may have been paid in advance for a period subsequent to the date of this taking.

20.2	Partial Condemnation. If only a part of the Premises shall be taken by any public authority under the power of eminent domain, then, except as otherwise provide in this Section 20.2, this Lease and the Term shall continue in full force and effect, but, from and after the date possession shall be taken by such public authority, the Minimum Annual Rent shall be reduced in the proportion which the Floor Area of the Premises so acquired bears to the total Floor Area of the Premises immediately prior to such condemnation. If a portion of (a) the Premises, (b) the building in which the Premises are located, or (c) the Common Areas shall be taken under eminent domain, Landlord shall have the right to terminate this Lease and declare the same null and void, by written notice of such intention to Tenant with ten (10) days after such taking. If, by reason of such condemnation, more than twenty percent (20%) of the Premises is taken or Tenant no longer has a reasonable means of access to the Premises, Tenant shall have the right to terminate this Lease and declare the same null and void, by written notice of such termination to Landlord within ten (10) days after such taking. In the event neither party exercises said right of termination the Lease Term shall cease only on the part so taken as of the day possession shall be taken by such public authority and Tenant shall pay Rent up to that day, with an appropriate refund by Landlord of such Rent as may have been paid in advance for a period subsequent to the date of the taking, and thereafter all the terms herein provided shall continue in effect, except that the Minimum Annual Rent shall be reduced in proportion to the amount of the Premises taken and Landlord shall, at its own cost and expense, make all the necessary repairs or alterations to the basic building as originally installed by Landlord, so as to constitute the remaining Premises a complete architectural unit.

20.3

Landlord’s and Tenant’s Damages. All damages awarded for such taking under the power of eminent domain, whether for the whole or a part of the Premises, shall belong to and be the property of Landlord, whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the Premises; provided, however, that Landlord shall not be entitled to the award made for depreciation to, and cost of removal of Tenant’s stock and fixtures, and Tenant’s moving

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expenses. Tenant hereby waives the benefits of California Code of Civil Procedure § 1265.130 or any other statute granting Tenant specific rights, including a right of termination, in the event of a taking that are contrary to the provisions of this Section 20.3

ARTICLE 21

BANKRUPTCY OR INSOLVENCY

21.1	Tenant’s Interest Not Transferable. Neither this Lease, nor any interest therein nor any estate thereby created shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may be specifically provided pursuant to the Bankruptcy Code (11 U.S.C. §101, et seq.).

21.2	Tenant’s Obligation to Avoid Creditor’s Proceedings. Tenant or Tenant’s Guarantor, if any, shall not cause or give cause for the institution of legal proceedings seeking to have Tenant or Tenant’s Guarantor, if any, adjudicated bankrupt, reorganized or rearranged under the bankruptcy laws of the United States, and shall not cause or give cause for the appointment of a trustee or receiver for the assets of Tenant or Tenant’s Guarantor, if any, and shall not make any assignment for the benefit of creditors, or become or be adjudicated insolvent. The allowance of any petition under the bankruptcy law, or the appointment of a trustee or receiver of Tenant or Tenant’s Guarantor, if any, or its assets, shall be conclusive evidence that Tenant caused or gave cause therefor, unless such allowance of the petition, or the appointment of a trustee or receiver, is vacated within thirty (30) days after such allowance or appointment. In the event the estate created hereby shall be taken in execution or by other process of law, or if Tenant or Tenant’s Guarantor, if any, shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state of federal insolvency or bankruptcy act, or if a receiver or trustee of the property of Tenant or Tenant’s Guarantor, if any, shall be appointed by reason of the insolvency or inability of Tenant or Tenant’s Guarantor, if any, to pay its debts, or if any assignment shall be made of the property of Tenant or Tenant’s Guarantor, if any, for the benefit of creditors, then and in any such events, Landlord may at its option terminate this Lease and all rights of Tenant hereunder, by giving to Tenant notice in writing of the election of Landlord to so terminate. It is understood and agreed that this is a lease of real property in a center and that, therefore, Section 365(b)(3) of the Bankruptcy Code is applicable to any proposed assumption of this Lease in Bankruptcy.

ARTICLE 22

DEFAULTS AND REMEDIES

22.1	Events of Default. The occurrence of any of the following events shall constitute an event of default and a material breach of this Lease on the part of Tenant:

A.	Failure to Make Payment. Tenant’s failure to pay any Rent or other sums due hereunder on the date when such payments is due, where such failure continues for three (3) days after such payment is due, or Tenant’s failure on three (3) occasions during any twelve (12) month period to timely pay Rent on or before the due date as provided for herein (even though subsequently cured);

B.	Vacation, Abandonment or Failure to Continuously Operate. Tenant’s vacation or abandonment of the Premises or failure to continuously operate Tenant’s business in the Premises as required by Article 11 of this Lease;

C.	Failure to Perform Other Covenants. Tenant’s breach or failure to perform any of Tenant’s other covenants, agreements or obligations of this Lease (other than the covenants for the payment of Rent and to do business) where such breach or failure continues for thirty (30) days after service of written notice to Tenant to cure any such breach or failure. If a different notice or cure period is specified in any provision of this Lease other than 30 days, the notice or cure period for that provision shall prevail. If no notice or cure period is specified, it is deemed to be thirty (30) days after service of written notice to Tenant.

D.	Failure in Environmental Compliance. Tenant’s breach of, or Tenant’s failure to perform any act necessary to prevent the breach of, any covenant contained in Article 11 hereof, or the inaccuracy, incompleteness or untruth of any Tenant’s representations and warranties contained in Article 11 hereof;

E.	Adverse Changes in Financial Condition. Any materially adverse change in Tenant’s financial condition from the condition at the time of execution of this Lease or a twenty-five percent (25%) reduction in the net worth of any Guarantor computed in accordance with sound accounting principles or the failure by Tenant to provide a reasonably acceptable substitute guarantor to Landlord within thirty (30) days after the death or insolvency of a Guarantor of this Lease.

F.	Bankruptcy Related. The making of a general assignment for the benefit of creditors by Tenant, or the filing of a voluntary or involuntary petition by or against Tenant under the Bankruptcy Reform Act, as amended or recodified from time to time, or the appointment of a receiver to take possession of all or substantially all of Tenant’s assets or the Premises, or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets or the Premises, or Tenant’s failure to generally pay Tenant’s debts as such debts become due.

22.2	Remedies. Upon the occurrence of an event of default by Tenant as set forth in Section 22.1 above, Landlord shall have the following rights and remedies, in addition to any and all other rights and remedies available to Landlord at law or in equity, including without limit those provided under California Civil Code 1951.2 and 1951.4, as amended or recodified from time to time:

A.	Lease. Landlord shall have the right to terminate this Lease and all rights of Tenant hereunder by giving written notice to Tenant. If this Lease is so terminated, then Landlord may recover from Tenant:

(i)	the worth at the time of award of any unpaid Rent that had been earned at the time of such termination; plus

(ii)	the worth at the time of award of the amount by which the unpaid Rent which would have been earned from the time of such termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(iii)	the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)	any other amount necessary to compensate Landlord for all the actual and consequential damages proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)	at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in Sections 22.2(A)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Remedy Rate. As used in Section 22.2 (A)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). All amounts owing under this Section that are not paid when due shall bear interest at the Remedy Rate from the date owing until paid and such interest shall be compounded monthly.

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B.	Re-enter Premises. Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and to remove all persons and Tenant’s Property from the Premises and store the Tenant’s Property in a public warehouse or elsewhere the cost and for the account of Tenant.

C.	Maintain Lease; Relet Premises. Unless Landlord elects to terminate this Lease as provided in Section 22.2(A) above, Landlord may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to clean the Premises and to make alterations and repairs to the Premises at Tenant’s sole expense. If Landlord elects to relet as provided herein, then rent received by Landlord from such reletting shall be applied at Landlord’s option: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting (including attorney’s fees, tenant improvements, court costs and brokerage commissions); third, to the payment of the cost of any cleaning, alterations and repairs to the Premises; fourth, to the payment of the Rent due and unpaid hereunder; and the balance, if any, shall be applied in payment of future Rent as the same may become due and payable hereunder. If the portion of such rentals received from such reletting during any month which is applied to the payment of Rent under the reletting lease is less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord immediately upon demand by Landlord. Such deficiency shall be calculated monthly and Tenant shall pay such deficiency monthly. Tenant shall also pay to Landlord, upon Landlord’s demand, the costs and expenses incurred by Landlord in such reletting, including attorney’s fees, court costs, tenant improvements and brokerage commissions and in making any alterations and repairs to the Premises. No reentry, acts of maintenance or preservation, efforts to relet, or taking possession of the Premises by Landlord or the appointment of a receiver upon initiative of the Landlord to protect the Landlord’s interest under the Lease shall be construed as an election to terminate this Lease unless an express written notice of such intention is delivered to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting of the Premises without termination of this Lease by Landlord, Landlord may at any time after such reletting elect to terminate this Lease, in which case, Landlord shall have all the rights and remedies provided by law or equity or this Lease upon termination.

D.	Curing of Tenant’s Default by Landlord. Notwithstanding anything herein contained to the contrary, if Tenant breaches or fails to perform any of Tenant’s obligations under this Lease and the breach or failure continues for thirty (30) days (or such shorter time period as may be specified otherwise in this Lease) after Landlord gives Tenant written notice of the breach or failure, Landlord, without thereby waiving or curing such, in addition to its other legal and equitable remedies, may, but shall not be obligated to, perform any such obligation on behalf of Tenant for the account at the sole expense of Tenant, including reasonable legal fees and without limit, hiring an accountant to maintain Tenant’s books and records as required under Article 28 hereof, shall be deemed to be Additional Rent and shall be paid by Tenant on the day when Rent shall next become due and payable. Landlord may also so perform any such obligation without notice in case of an emergency.

E.	Secured Creditor Remedies. Landlord may retain in the Premises all of Tenant’s Property and other personal property and may take exclusive possession thereof to use or rent until all defaults have been cured. Notwithstanding the foregoing or Section 22.2(B), Landlord may, at its option, foreclose Landlord’s lien or exercise any other rights of a secured creditor under the California Uniform Commercial Code, as amended or recodified from time to time.

F.	Receiver on Behalf of Landlord. If, at the instance of Landlord in any action arising under this Lease, a receiver shall be appointed to take possession of the Premises or to collect the rents derived therefrom, then the receiver may, if it shall be necessary or convenient in order to collect such rents, conduct the business of Tenant then being carried on in the Premises, and may take possession of any Tenant’s Property and other personal property and records used in Tenant’s business and use the same in conducting such business, without compensation to Tenant for such use. Neither application for, nor the appointment of a receiver shall be construed as an election by Landlord to terminate this Lease, unless express written notice of such election is given to Tenant. The fees and expenses of such receiver shall be charged to Tenant as Additional Rent.

22.3	Late Charges. Landlord and Tenant agree that the fixing of actual damages for Tenant’s breach of any of the provisions of this Lease, including but not limited to the late payment by Tenant to Landlord of Rent and other amounts due hereunder, would cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult or impracticable to ascertain. Such costs include but are not limited to accounting, processing, administrative, legal and clerical charges and late charges that may be imposed upon Landlord by the terms of any Deed of Trust covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant hereunder has not been received by Landlord or Landlord’s agent within five (5) days after such amount was due, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of any such delinquent installment of Rent or any other delinquent sum due from Tenant. Tenant hereby agrees that said late charge represents a fair and reasonable estimate of the cost Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any other rights and remedies provided for in this Lease, at law or in equity. Tenant understands and agrees to the foregoing provisions relating to late charges. If a late charge is payable by Tenant whether or not collected, for three (3) installments of Rent during any twelve (12) month period, then the Minimum Monthly Rent and Tenant’s Share of Operational Expenses shall automatically become due and payable to Landlord quarterly in advance, notwithstanding any other provision of this Lease to the contrary.

22.4	Interest on Past Due Obligations. Any and all amounts not paid to Landlord when due, including but not limited to Rent, late charges and interest shall bear interest, compounded monthly from the date due until paid at the Remedy Rate. Payment of such interest shall not excuse or cure any default by Tenant under this Lease and shall not affect any rights and remedies provided to Landlord in this Lease or at law or in equity, all of which shall be cumulative.

22.5	Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise. The rights given to Landlord herein are in addition to any rights that may be given to Landlord by any statute or otherwise.

22.6	Landlord’s Default. Landlord shall in no event be charged with default in the performance of any of its obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably necessary to correct any such failure) after receipt of written notice by Landlord from Tenant properly specifying which obligations Landlord has failed to perform. It is expressly understood and agreed that any money judgment against Landlord resulting from any default or other claim arising under this Lease shall be satisfied only out of the rents, issues, profits and other income (“income”) actually received from the operation of the Center. No other real, personal or mixed property of Landlord (the term “Landlord”, for purposes of this Section only, shall mean any and all partners, both general and limited, and partners of partners which comprise Landlord), wherever situated, shall be subject to levy on any such judgment obtained against Landlord. If such income is insufficient for the payment of such judgment, Tenant shall not institute any further action, suit, claim or demand, in law or in equity, against Landlord for or on the account of such deficiency. Tenant hereby waives, to the fullest extent waivable under law, any right to satisfy said money judgment against Landlord except from income received by Landlord from the Center during the Term hereof.

22.7

Legal Expenses. Tenant shall reimburse Landlord upon demand for any costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered. Such cost shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorney’s fees and costs. Such attorney’s fees and costs shall be paid by the losing party in such action. Tenant shall also indemnify Landlord for, and hold Landlord harmless from and against, all

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liabilities incurred by Landlord if Landlord becomes or is made a party to any proceeding or action (a) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (c) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such proceeding or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

22.8	Inducement Recapture. In the event Landlord commences any proceedings for payment of Rent, Minimum Monthly Rent, Percentage Rent or any other amounts payable hereunder, Tenant shall not interpose any counterclaim of whatever nature of description an any such proceeding, unless the failure to raise the same would constitute a waiver thereof. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant.

22.9	Waiver of Counterclaim. In the event Landlord commences any proceedings for nonpayment of Rent, Additional Rent, Percentage Rent or any other amounts payable hereunder, Tenant shall not interpose any counterclaim of whatever nature or description an any such proceeding, unless the failure to raise the same would constitute a waiver thereof. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in any separate action brought by Tenant.

ARTICLE 23

ARBITRATION

23.1	Dispute. Any dispute between the parties hereto (except for any Event of Default or dispute regarding the payment of Rent, for which Landlord shall be entitled to its remedies under Article 22 hereof and except for any dispute for which the municipal court for the location in which the Premises are situated has jurisdiction by virtue of the California Code of Civil Procedure, Section 1161 et. seq as the same may be recodified or amended from time to time) may be determined by arbitration. Whenever any such dispute arises between the parties hereto in connection with the Premises or this Lease and either party gives written notice to the other that such dispute shall be determined by arbitration, then within thirty (30) days after the giving of the notice, the parties shall select and hire one member of the panel of Judicial Arbitration and Mediation Services, Inc. (“Judge”). THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§ 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRATION OF ALL CLAIMS.

23.2	Selection of Judge. The Judge shall be a retired judge experienced with commercial real property lease disputes in the County in which the Premises are located. As soon as reasonably possible, but not later than forty (40) days after the Judge is selected, the Judge shall meet with the parties at a location reasonably acceptable to Landlord, Tenant and the Judge. The Judge shall determine the matter within ten (10) days after any such meeting. Each party shall pay half the costs and expenses of the Judge.

23.3	Substitute Arbitrator. If Judicial Arbitration and Mediation Services, Inc. ceases to exist, and either party gives written notice to the other that a dispute shall be determined by arbitration, then, unless agreed otherwise in writing by the parties, all arbitrations hereunder shall be governed by California Code of Civil Procedure Sections 1280 through 1294.2, inclusive, as amended or recodified from time to time, to the extent they do not conflict with this Article 23. Any determination by arbitration hereunder may be entered in any court having jurisdiction. Within ten (10) days after delivery of such notice, each party shall select an arbitrator with at least five (5) years’ experience in commercial real property leases in the County in which the Premises are located and advise the other party of its selection in writing. The two arbitrators so named shall meet promptly and seek to reach a conclusion as to the matter to be determined, and their decision, rendered in writing and delivered to the parties hereto, shall be final and binding on the parties. If said arbitrators shall fail to reach a decision within ten (10) days after the appointment of the second arbitrator, said arbitrators shall name a third arbitrator within the succeeding period of five (5) days. Said three arbitrators thereafter shall meet promptly for consideration of the matter to be determined and the decision of any two (2) of said arbitrators rendered in writing and delivered to the parties hereto shall be final and binding on the parties.

23.4	Failure To Appoint Arbitrator. If either party fails to appoint an arbitrator within the prescribed time, and/or if either party fails to appoint an arbitrator with the qualifications specified herein, and/or if any two arbitrators are unable to agree upon the appointment of a third arbitrator within the prescribed time, then the Superior Court of the county in which the Premises is located may, upon request of any party, appoint such arbitrators, as the case may be, and the arbitrators as a group shall have the same power and authority to render a final and binding decision as where the appointments are made pursuant to the provisions of the preceding Section. All arbitrators shall be individuals with at least five (5) years’ experience negotiating or arbitrating disputes arising out of commercial real property leases in the County where the Premises are located. All determinations by arbitration hereunder shall be binding upon Landlord and Tenant.

ARTICLE 24

ACCESS BY LANDLORD

24.1	Right of Entry. Landlord or Landlord’s agent shall have right to enter the Premises at all reasonable times to examine the same, and to show them to prospective purchasers or mortgagees of the building, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and the Rent reserved shall in no ways abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise. During the six months prior to the expiration of the Term of this Lease or any Extended Term, Landlord may exhibit the Premises to prospective tenants and place upon the Premises the usual notices “To Let” or “For Rent” which notices Tenant shall permit to remain thereon without molestation.

ARTICLE 25

TENANT’S PROPERTY

25.1	Taxes on Tenant’s Property. Tenants shall be responsible for and shall pay before delinquency all municipal, county, state and federal taxes assessed during the Term of this Lease against any leasehold interest or Tenant’s Property.

25.2	Loss and Damage. Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Premises or any part of the building of which the Premises are a part, or for any loss or damage resulting to Tenant or its property from bursting, stoppage or leaking of water, rain, gas, sewer or steam pipes or for any damage or loss of property within the Premises from any cause whatsoever.

25.3	Notice by Tenant. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Premises or in the building of which the Premises are a part or of defects therein or in any fixtures or equipment.

ARTICLE 26

INDEMNITY, LIMITATION ON CLAIMS

26.1

Covenant to Hold Harmless. Tenant covenants to protect, indemnify and defend Landlord, and save it harmless from and against any and all claims, actions, damages, liability and expense, including attorneys’ fees, in connection with loss of

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life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Premises or the occupancy or use by Tenant or its invitees, agents, contractors, employees, servants, customers or licensees of the Premises or any part thereof, or arising from or out of Tenant’s failure to comply with Article 12 hereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, customers or licensees. For the purpose hereof, the Premises shall include the service areas adjoining the same and the loading platform area allocated to the use of Tenant. In case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall defend, protect and hold Landlord harmless and shall pay all cost, expenses and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation.

26.2.	Limitation on Claims. Any claim, demand, right or defense of any kind by Tenant, which is based upon, arising in connection with or in any way related to this Lease, shall be barred unless Tenant commences an action thereon, or interposes in a legal proceeding a defense by reason thereof, within six (6) months after the date of the inaction or omission or the date of the occurrence of the event or of the action to which the claim, demand, right or defense relates, whichever applies.

26.3	Patrol and Surveillance. Tenant hereby acknowledges that the Minimum Annual Rent payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide same. Tenant assumes all responsibility for the protection for the protection of the Premises, Tenant, and Tenant’s agents and invitees and their property form acts of third parties. Tenant acknowledges that if Landlord provides courtesy guards, courtesy patrols, drive-by patrols, cameras, or other surveillance (“Patrols”) for the Center Common Area, Landlord does not thereby represent, guarantee or assume any responsibility that Tenant and Tenant’s employees, invitees and property will be secure or safe from or against any fires, crimes, criminal activities, wrongful or tortious acts of third parties or any injury, damages, perils or bodily harm resulting therefrom (“Assumed Risks”). To induce Landlord to provide such Patrols as Landlord deems reasonable, appropriate and economically feasible, if any, Tenant agrees Landlord shall not be liable for, and Tenant shall defend, indemnity and hold Landlord harmless from any claims arising from any such Assumed Risks, including claims caused by the sole or concurrent negligent act or omission, whether active or passive, of Landlord or such Patrols.

26.4	Alarms. Landlord may utilize fire, burglar, or other type alarms, strobes or other loud audio announcement devices within or around the Center (“Alarm”). Landlord does not represent, guarantee or assume any responsibility that the Alarms will function as designed or that Tenant will be secure or safe from or against any perils or bodily harm relating to the use of such Alarms or in the event the Alarms fails to function. Tenant recognizes the use of such Alarms by Landlord and understands that Tenant may have to evacuate the Center from time to time as a result of fire drills, as well as false alarms due to malfunction, malicious mischief, and unintentional physical damage to equipment. Tenant holds Landlord harmless from against any and all claims, action damages, loss of income or business, liability and expense, including attorneys’ fees and costs, in connection with loss of life, personal injury and/or damage to property or Tenant’s business arising from or out of any such use of Alarms and/or the failure of the Alarms to function as intended and/or false alarms.

26.5	Pest Control Services. Landlord may direct the use of all pest control, extermination and scavenger contractors at such intervals as Landlord may require. Tenant recognizes the use of such services by Landlord and holds Landlord harmless, from and against any and all claims, actions, damages, liability and expense, including attorneys’ fees, in connection with loss of life, personal injury and/or damage to property arising from or out of any such use.

ARTICLE 27

LANDLORD’S RESERVED RIGHTS

27.1	Reserved Rights. Landlord reserves the following rights, exercisable without liability to Tenant for damage or injury to property, person, or business, for actual or constructive eviction of Tenant from the Premises, or for disturbing Tenant’s use or possessions of the Premises: (a) to name the Center and to change the name or street address of the Center; (b) to install and maintain all signs on the exterior and interior of the building; (c) to have pass key and/or alarm codes to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes; (d) at any time during the Term, and on reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or encumbrancer of the Center or to others having or expecting to acquire an interest in the Center or any part thereof or in Landlord; (e) during the last six (6) months of the Term, to show the Premises to prospective Tenants thereof and, if Tenant has vacated the Premises to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy, without affecting Tenant’s obligation to pay Rent hereunder; (f) to enter the Premises for the purpose of making inspections, repairs, alterations, additions, or improvement to the Premises or the Building (including without limitations, checking, calibrating, adjusting, or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary to or desirable for the operation or improvement of the Building or to comply with laws, orders, or requirements of governmental or other authority; and (g) to relocate various facilities within the Building if Landlord shall determine such relocation to be in the best interest of the development of the Building, provided that such relocation shall not materially restrict access to the Premises. Landlord agrees to use its best efforts (except in an emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.

27.2	Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications affecting all or any part of the Center as Landlord deems necessary or desirable, and to cause the recordation of parcel and subdivision maps and restrictions affecting all or any part of the Center, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with Tenant’s use of the Premises. Tenant shall sign any of the aforementioned documents upon Landlord’s request and Tenant’s failure to do so or breach of this Section shall constitute a material default under this Lease. Tenant shall cooperate with and not oppose or object to Landlord’s construction, development, subdivision and/or parcelization of all or any part of the Center and any property adjacent to the Center.

27.3	Water and Mineral Rights. Notwithstanding anything to the contrary contained herein, Landlord reserves to itself and its successors and assigns at all times all rights, title and interest in and to minerals, oil, gas, tars, hydrocarbons, and metalliferous substances of every kind, and to water, aquifers, reservoirs, and wells of every kind, together with the rights to drill, pump or mine for same, and the right to drill or mine through the surface or subsurface of the property upon which the Center is located, and also excepting and reserving to Landlord and its successors and assigns all rights to subsurface waters, including, but not limited to, the right to take, use and develop for use any and all water that may now exist or may hereafter exist upon or under said land and the rights to drill, explore and operate through the surface or subsurface of the property upon which the Center is located.

27.4	Relocation of Premises, Expansion of Center. Landlord is hereby given the option to relocate (the “Relocation Option”) Tenant to comparable, alternate premises either within the Center or adjacent or near the Center (the “Substitute Premises”). Landlord may, in its sole discretion, exercise the Relocation Option at any time during the Term of the Lease for any reason or no reason upon written notice to Tenant (the “Relocation Notice”). If Landlord exercise the Relocation Option, Landlord will also pay Tenant the Relocation Expense defined herein below.

If Landlord exercise its Relocation Option, Landlord and Tenant will meet as soon as reasonably convenient after Landlord gives the Relocation Notice to Tenant and shall, within 30 days from the date of the Relocation Notice mutually agree upon the specific premises to which Tenant will be relocated and the amount of Relocation Expense. As used herein, “Relocation Expense” is equal to the amount reasonably required to move Tenant’s personal property to Substitute Premises and to reprint Tenant’s stationery. In no event will the amount of Relocation Expense exceed the amount of the Termination Payment (as defined herein).

If, for any reason Tenant and Landlord do not mutually agree upon the Substitute Premises or the amount of Relocation Expense within thirty (30) days after the Relocation Notice is given, Landlord will have the option to terminate this Lease (the “Termination Option”). Landlord may exercise the Termination Option any time which is not less than thirty (30) days after the Relocation Notice is given upon written notice to Tenant (the “Relocation Notice”) and this Lease will terminate ninety (90) days after the Termination Notice is given. If Landlord exercises the Termination Option, Tenant will be entitled to a Lease termination payment from landlord in an amount equal to six times the Minimum Monthly Rent in effect on the date that the Relocation Notice is given (the “ Lease Termination Payment”).

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The Lease Termination Payment will be payable to Tenant on the date that this Lease terminates, provided that Tenant concurrently signs such documents as Landlord may reasonably require to confirm that this Lease has been canceled, that the Premises have been surrendered to Landlord and that Tenant has no claims against Landlord by reason of Landlord’s exercise of the Termination Option (the “Cancellation Documents”). If Landlord exercises the Termination Option and Tenant fails to timely surrender the Premises or sign the Cancellation Documents, then Tenant shall have no further right to the Lease Termination Payment, the Lease shall nevertheless be canceled and Tenant shall vacate the Premises with no compensation or termination payment whatsoever.

ARTICLE 28

TENANT’S RECORDS AND BOOKS OF ACCOUNT

28.1

ARTICLE 29

INTERPRETATION AND APPLICATION

29.1	Execution of Lease. The submission of this Lease for examination or signature by Tenant does not constitute an offer, a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.2	Entire Agreement. This Lease and the Exhibits, and Rider, if any, attached hereto and forming a part hereof, sets forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth in this Lease.

29.3	Reliance. The terms and conditions set forth herein are all the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said terms, and conditions reflect the fact, except for Landlord’s express obligations set forth in this Lease, Tenant shall have the benefit of, and is relying upon, no statements, representations, or warranties whatsoever made by or enforceable directly or indirectly against Landlord relating to the condition, operations, dimensions, descriptions, soil condition, suitability, compliance or lack of compliance with any state, federal, county or local law, ordinance, order, permit or regulation, or any other attribute or matter of or relating to the Premises. Tenant represents, warrants, and covenants to Landlord that Tenant is relying solely upon its own investigation of the Premises. If Landlord obtains or has obtained the services, opinions, or work product of surveyors, architects, engineers, any title insurer, governmental authorities, or any other person or entity with respect to the Premises, Tenant and Landlord agree that Landlord shall do so only for the convenience of both parties, and the reliance by Tenant upon any such services, opinions, or work product shall not create or give rise to any liability of or against Landlord.

29.4	Amendment. No alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each party.

29.5	No Partnership. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant, or cause Landlord to be responsible in any way for the debts or obligations of Tenant or any other party. It is agreed that nothing contained in this Lease shall be deemed or construed as creating a partnership or joint venture between Landlord and Tenant or between Landlord and any other party.

29.6	No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work as a merger, but shall, at the option of Landlord, either terminate all or any existing subleases or subtenancies, or at Landlord’s option, operate as an assignment to Landlord of any or all such subleases or subtenancies.

29.7	Severability. If any provision of this Lease or application thereof to any person or circumstances shall to any extent be invalid, the remainder of this Lease (including the application of such provision to persons or circumstances other than those to which it is held invalid) shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

29.8	Certain Rules of Construction. Any ambiguities shall be resolved without reference to which party may have drafted this Lease. All Article or Section titles or other captions in this Lease are for convenience only, and they shall not be deemed part of this Lease and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (I) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (iii) “or” is not exclusive; (iv) words in the singular include the plural, and words in the plural include the singular; (v) provisions apply to successive events and transactions; (vi) “herein,” “hereof” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (vii) all references to “clauses,” “ Sections” or “Articles” refer to clauses, Sections or Articles of this Lease; and (viii) any pronoun used in this Lease shall include the corresponding masculine, feminine or neuter forms. The words “Landlord” and “Tenant”, as used herein, shall include the plural as well as the singular. If Tenant is comprised of more than one individual or entity, the obligations imposed upon Tenant hereunder shall be joint and several to all parties signing this Lease as Tenant.

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29.9	Captions and Section Numbers. The captions, section numbers, article numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

29.10	Laws of the State of California. This Lease shall be governed by, and construed in accordance with, the laws of the State of California. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Lease shall not be affected thereby and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by the law.

29.11	Exhibits, Schedules, Riders, Addenda. All Exhibits and other exhibits, if any, and any schedules or riders or addenda attached to this Lease are incorporated herein by this reference and made a part hereof, and any reference in the body of the Lease or in the exhibits, schedules, riders, or addenda to the “Lease” shall mean this Lease together with all exhibits, schedules, riders and addenda.

ARTICLE 30

MISCELLANEOUS

30.1	Time. Time is of the essence hereof.

30.2	Deliveries. Tenant shall use its best efforts to complete, or cause to be completed, all deliveries, loading, unloading and services to the Premises pursuant to the times of delivery established by Landlord and agrees to instruct its vendors and suppliers to make such deliveries or pickups during such hours. Tenant shall prevent any delivery trucks or other vehicles servicing the Premises from parking or standing in front of the Premises or near the front entrance to the Center or building. Landlord reserves the right to regulate further the activities of Tenant in regard to deliveries and servicing of the Premises, and Tenants agrees to abide by such further nondiscriminatory regulations of Landlord. Tenant agrees that all receiving and delivery of goods and merchandise and all removal merchandise, supplies, equipment, trash and garbage shall be made only by way of the area provided therefor by Landlord.

30.3	Quiet Enjoyment. Upon payment by Tenant of the Rent herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease and any mortgages to which this Lease is subordinate.

30.4	Movie Rights Reserved. Landlord reserves exclusive rights to negotiate, license and lease the Center for the purposes of television programs, motion pictures, video programs, commercials and all other types of film or video documentaries or productions. All royalties, fees and compensations received from such licenses and leases shall belong exclusively to Landlord.

30.5	Trade Names and Trademarks. Tenant shall not make any use, commercial or otherwise (except to the extent necessary to identify the Premises), of the names or marks of the Center or of SunCoast Properties and/or any other similar names or marks without the prior written consent of Landlord, nor shall Tenant otherwise engage in conduct inconsistent with Landlord’s sole and exclusive rights to its trade names and trademarks, including but not limited to the foregoing names and marks.

30.6	Successors. All rights and liabilities herein given to or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assignees of the said parties; and if there shall be more than one Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing.

30.7	Waiver. One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver in writing and signed by Landlord.

30.8	Delays. If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lockouts, labor troubles, inability to produce materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The party entitled to such extension hereunder shall give written notice as soon as possible to the other party hereto of its claim of right to such extension and the reason(s) therefor. The provisions of this Section 30.8 shall not operate to excuse Tenant from prompt payment of Rent, Additional Rent or any other payments required by the terms of this Lease.

30.9	Notices. Except for Notices of Default which shall be delivered in accordance with applicable law, all notices required or permitted by this Lease shall be in writing and shall only be delivered by United States Postal Service Certified (with return requested) or Express Mail, Federal Express, or any other Nationally recognized overnight delivery service with postage prepaid, and shall be addressed (a) if to Landlord, at the address set forth in Section 1.2 hereof, or at such other address as Landlord may designate by written notice, and (b) if to Tenant, at the address set forth in Section 1.4 hereof, or at such other address as Tenant may designate by written notice. Notices shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is show, the postmark thereon. If sent by Express Mail, Federal Express, or any other Nationally recognized overnight delivery service that guarantee next day delivery, notice shall be deemed given on the next business day after delivery of the same to the Postal Service or overnight delivery service. If a notice and grace period required under Article 22 was not previously given, a notice to pay rent or quit, or to perform or quit given to Tenant under the unlawful detainer statute shall also constitute the notice required by Article 22. In such case, the applicable grace period required by Article 22 and the unlawful detainer statute shall run concurrently, and the failure of Tenant to cure the default within the greater of the two such grace periods shall constitute both an unlawful detainer and an event of default and breach of this Lease entitling Landlord to the remedies provided for in this Lease and/or by said statute.

30.10	Broker’s Commission. Tenant represents and warrants unto Landlord that there are no claims for brokerage commissions or finder’s fee in connection with this Lease, and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim arising from an alleged agreement or act by Tenant (including, without limitations, the cost of attorneys’ fees in connection therewith); such agreement to survive the termination of this Lease.

30.11	Recording. Tenant shall not record this Lease or any memorandum hereof without the written consent of Landlord.

30.12	Traffic Impact. Tenant acknowledges that traffic control and flow is a major concern of the governmental authorities with jurisdiction over the Center and Premises, including without limitation the County, State, or Federal authorities, the local regional air quality management district, and of Landlord and of each tenant in the Center and surrounding properties and improvement. Tenant shall cooperate with Landlord in reasonable efforts that may be undertaken by Landlord independently or in cooperation with any such governmental authority or other property owners to alleviate, mitigate or otherwise reduce or improve the traffic impact of the Center and Premises on the local area streets, highways and air quality.

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Landlord’s Initials

30.13	Furnishing of Financial Statements. Upon Landlord’s written request, Tenant shall furnish Landlord, from time to time within ten (10) days of such request, with financial statements reflecting Tenant’s then current financial condition.

30.14	Transfer of Landlord’s Interest. In the event of any transfer or transfers of Landlord’s interest in the Center, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer, including, but not limited to, any obligation to Tenant with respect to the Security Deposit referred to in Section 1.17 hereof upon assignment of same to the transferee, provided that (a) the interest of the transferor, as Landlord, in any funds then in the hands of Landlord in which Tenant has an interest shall be turned over, subject to such interest, to the then transferee; and (b) notice of such sale or transfer shall be delivered to Tenant as required by law. No holder of mortgage or deed of trust to which this Lease is or may be subordinate shall be responsible in connection with the Security Deposit, unless such mortgagee or holder of such deed of trust shall have actually received the Security Deposit.

30.15	Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

30.16	Consents. Wherever Landlord’s consent or approval is required pursuant to the terms of this Lease, Landlord may grant or withhold the same in Landlord’s sole and absolute discretion, except as otherwise expressly provided herein.

30.17	Floor Area. “Floor Area” as used in this Lease means the rentable square footage of the Premises and includes: (a) with respect to the Premises, the number of square feet of floor space on all floor levels therein, including any mezzanine space, measured from the exterior faces of exterior walls, storefronts, corridors and service areas and the center line of party walls; and (b) Tenants pro-rata share of all Common Area square footage as specified in Section 8.1 hereof (collectively referred to as “RSF”). Tenant acknowledges that it has verified the size of the Premises prior to signing this Lease. Any statement of size as to RSF or Usable Square Footage (“USF”) set forth in this Lease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less than stated. For the purpose of this Lease, in determining the gross RSF Floor Area or the gross leased and occupied RSF Floor Area of the Center, there shall be excluded therefrom the RSF floor area of any premises leased for the operation of a U.S. Government Post Office facility or other governmental facility. No deduction or exclusion from RSF Floor Area shall be made by reason of columns, stairs, shafts, or other interior construction or equipment.

IN WITNESS WHEREOF, Landlord and Tenant have signed their names on the date of this Lease, as set forth in Section 1.1(a) hereof.

LANDLORD:

Spectrum Business Center, a California limited partnership

BY:	Roberto G. Brutocao, P.C. a California Corporation; General Partner

By
Roberto G. Brutocao, President

TENANT:

Nationwide Auction Systems

By

Name:

	Dated	08/01/06

- 23 of 23 -	Tenant’s Initials

Landlord’s Initials

EXHIBIT “A”

Floor Plan

EXHIBIT “B”

RULES AND REGULATIONS

GENERAL RULES

1. Lessee shall not suffer or permit the obstruction of any Common Areas, including driveways, walkways and stairways.

2. Lessor reserves the right to refuse access to any persons Lessor in good faith judges to be a threat to the safety and reputation of the Project and its occupants.

3. Lessee shall not make or permit any noise or odors that annoy or interfere with other lessees or persons having business within the Project.

4. Lessee shall not keep animals or birds within the Project, and shall not bring bicycles, motorcycles or other vehicles into areas not designated as authorized the same.

5. Lessee shall not make, suffer or permit litter except in appropriate receptacles for that purpose. Lessee shall cooperate with recycling programs implemented by Lessor, if any.

6. Lessee shall not alter any lock or install new or additional locks or bolts.

7. Lessee shall be responsible for the inappropriate use of any toilet rooms, plumbing or other utilities. No foreign substances of any kind are to be inserted therein.

8. Lessee shall not deface the walls, partitions or other surfaces of the Premises or Project.

9. Lessee shall not suffer or permit anything in or around the Premises or Building that causes excessive vibration or floor loading in any part of the Project.

10. Furniture, significant, freight and equipment shall be moved into or out of the building only with the Lessor’s knowledge and consent, and subject to such reasonable limitations, techniques and timing, as may be designated by Lessor. Lessee shall be responsible for any damage to the Office Building Project arising from any such activity.

11. Lessee shall not employ any service or contractor for services or work to be performed in the Building, except as approved by Lessor.

12. Lessor reserves the right to close and lock the Building on Saturdays. Sundays and Building Holidays, and on other days between the hours of      *** See Lease paragraph 1.12 and Lease Addendum P.M. and          A.M. of the following day. If Lessee uses the Premises during such periods, Lessee shall be responsible for securely locking any doors it may have opened for entry.

13. Lessee shall not change locks without Lessor’s approved locksmith, and shall return all keys at the termination of its tenancy and shall be responsible for the cost of replacing any keys that are lost.

14. No window covers, shades or awnings shall be installed or used by Lessee.

15. No Lessee, employee or invitee shall go upon the roof of the Building.

16. Lessee shall not suffer or permit smoking or carrying of lighted cigars or cigarettes in areas reasonably designated by Lessor or by applicable governmental agencies as non-smoking areas.

17. Lessee shall not use any method of heating or air conditioning other than as provided by Lessor.

18. Lessee shall not install, maintain or operate any vending machines upon the Premises without Lessor’s written consent.

19. The Premises shall not be used for lodging or manufacturing, cooking or food preparation.

20. Lessee shall comply with all safety, fire protection and evacuation regulations established by Lessor or any applicable governmental agency.

21. Lessor reserves the right to waive any one of these rules or regulations, and/or as to any particular Lessee, and any such waiver shall not constitute a waiver of any other rule or regulation or any subsequent application thereof to such Lessee.

22. Lessee assumes all risks from theft or vandalism and agrees to keep its Premises locked as may be required.

23. Lessor reserves the right to make such other reasonable rules and regulations as it may from time to time deem necessary for the appropriate operation and safety of the Project and its occupants. Lessee agrees to abide by these and such rules and regulations.

PARKING RULES

1. Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles herein called “Permitted Size Vehicles”. Vehicles other than Permitted Size Vehicles are herein referred to as “Oversized Vehicles”.

2. Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities.

3. Parking stickers or identification devices shall be the property of Lessor and be returned to Lessor by the holder thereof upon termination of the holder’s parking privileges. Lessee will pay such replacement charge as is reasonably established by Lessor for the loss of such devices.

4. Lessor reserves the right to refuse the sale of monthly identification devices to any person or entity that willfully refuses to comply with the application rules, regulations, laws and/or agreements.

5. Lessor reserves the right to relocate all or a part of parking spaces from floor to floor, within one floor, and/or reasonably adjacent offsite location(s), and to reasonably allocate them between compact and standard size spaces, as long as the same complies with applicable laws, ordinances and regulations.

6. Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

7. Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle. Lessor will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

8. Validation, if established, will be permissible only by such method or methods as Lessor and/or its licensee may established at rates generally applicable to visitor parking.

9. The maintenance, washing, waxing, or cleaning of vehicles in the parking structure or Common Area is prohibited.

10. Lessee shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.

11. Lessor reserves the right to modify these rules and/or adopt such other reasonable and non-discrimatory rules and regulations as it may deem necessary for the proper operation of the parking area.

12. Such parking use as in herein provided is intended merely as a license only and no bailment is intended or shall be created hereby.

EXHIBIT “C”

A.	LANDLORD IMPROVEMENTS AND/OR REPAIRS:

None, the space is being taken “As Is”.

B.	TENANT IMPROVEMENTS AND/OR REPAIRS:

None at this time.

Initials